UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Atmos Energy Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ATMOS energy

2024

Proxy Statement & Notice of Annual Meeting

February 7, 2024 | Dallas, TX

BUILDING ON THE PAST - FOCUSED ON THE FUTURE
ENERGAS
ATMOS
energy
40th ANNIVERSARY

Building on the Past, **Focused** on the Future

Joint Letter from Chairman and President and CEO

December 29, 2023
Dear Shareholder:
We are pleased to invite you to attend the annual meeting of shareholders on Wednesday, February 7, 2024, at 9:00 a.m. Central Standard Time, which will be conducted virtually via webcast. You will be able to attend the meeting, vote your shares, and submit questions by logging on to www.virtualshareholdermeeting.com/ATO2024.
The annual meeting will include a report on our operations and consideration of the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement. All shareholders of record as of December 12, 2023, are entitled to vote.
Your vote is very important. Whether you plan to attend the virtual meeting or not, please cast your vote over the internet, by telephone or by mailing back a proxy card as soon as possible.
Sincerely,

"Atmos Energy is committed to the safety and success of our employees and communities, the environment, delivering a reliable source of energy, and providing exceptional customer service. As Chairman of the Board, I have worked alongside my fellow Directors as we oversee the Company’s vision to be the safest provider of natural gas services. On behalf of the entire Board of Directors, thank you for your continued support and investment in Atmos Energy."
— Kim Cocklin

Kim R. Cocklin Chairman of the Board	J. Kevin Akers President and Chief Executive Officer

2024 Proxy Statement	1

2	Atmos Energy

Notice of Annual Meeting of Shareholders

2024 Annual Meeting Information

MEETING DATE AND TIME: February 7, 2024 9:00 a.m. (Central)	VIRTUAL MEETING LOCATION: Webcast at www.virtualshareholder meeting.com/ATO2024	RECORD DATE: December 12, 2023

Annual Meeting Business
Atmos Energy Corporation’s annual meeting of shareholders will be held February 7, 2024 to:

1	Page 9	2	Page 31	3	Page 33

Elect the 11 directors named in the proxy statement for one-year terms expiring in 2025		Ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young” or “E&Y”) to serve as the Company’s independent registered public accounting firm for fiscal 2024		Approve, on an advisory basis, the compensation of the named executive officers of the Company for fiscal 2023 (“Say-on-Pay”)

Board recommends “FOR” each director		Board recommends “FOR”		Board recommends “FOR”

In addition to the above matters, we will transact any other business that is properly brought before the shareholders at the annual meeting.
Attending and Voting at the Annual Meeting
There will be no physical location for the annual meeting. Shareholders may attend, vote, examine the list of shareholders entitled to vote at the annual meeting, and ask questions at the meeting only by logging in at www.virtualshareholdermeeting.com/ATO2024. To participate, you will need your unique control number included on your proxy card or on the instructions that accompanied your proxy materials.
Voting
YOUR VOTE IS VERY IMPORTANT TO US. Shareholders of record of our common stock at the close of business on December 12, 2023, will be entitled to notice of, and to vote at, our meeting. Whether or not you plan to attend the annual meeting, we urge you to vote as soon as possible by one of these methods.

BY INTERNET www.proxyvote.com	BY TELEPHONE 1.800.690.6903	BY MAIL Follow the instructions on your proxy card or voting instruction form

If you are a beneficial owner of shares held through a broker, bank or other holder of record, you must follow the voting instructions you receive from the holder of record to vote your shares. Shareholders may also vote during the virtual meeting using the unique control number assigned to him or her. For more information on how to vote your shares, please refer to “Information About the Meeting” beginning on page 66.
Karen E. Hartsfield
Senior Vice President,
General Counsel and Corporate Secretary
December 29, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on February 7, 2024: This Proxy Statement, along with the Company’s Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, are available at www.proxyvote.com.

2024 Proxy Statement	3

About Atmos Energy

Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, efficient and abundant natural gas to over 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas.

Our Company	We are the nation’s largest fully regulated, natural gas-only distributor of reliable, efficient and abundant energy.

Our Vision
Our vision is for Atmos Energy to be the safest provider of natural gas services. We will be recognized for exceptional customer service, for being a great employer, and for achieving superior financial results.

Our Strategy	Atmos Energy’s strategy is to: •operate our business exceptionally well •invest in our people and our infrastructure •enhance our culture

4	Atmos Energy

Fiscal 2023 Performance Highlights

Financial Results and Accomplishments
In fiscal 2023, Atmos Energy continued to work toward achieving our vision of being the safest provider of natural gas services. Earnings and earnings per share increased for the 21st consecutive year. In fiscal 2023, we generated net income of $885.9 million or $6.10 per diluted share. We recorded net income of $774.4 million, or $5.60 per diluted share for the year ended September 30, 2022. Capital expenditures for fiscal 2023 totaled approximately $2.8 billion, with approximately 85% of this amount invested to improve the safety and reliability of our distribution and transmission systems.

DILUTED EARNINGS PER SHARE $6.10 21st Consecutive Year of EPS Growth		DECLARED DIVIDENDS PER SHARE $2.96 Up from $2.72 for FY 2022 39th Consecutive Year of Dividend Growth

12TH YEAR OF ORGANIC GROWTH STRATEGY
SIGNIFICANT REGULATORY DEVELOPMENTS
Implemented
$268.8 million
of annualized regulatory outcomes
during fiscal 2023
Kansas Corporation Commission issued
Financing Order
for securitization of gas costs
from Winter Storm Uri

EPS of $6.10 21st consecutive year of EPS growth	FY 2023 Dividend of $2.96 8.8% growth over FY 2022

Capital spending of $2.8 billion	Maintained strong balance sheet; equity capitalization of 62% as of September 30, 2023

2024 Proxy Statement	5

Proxy Statement Overview

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before casting your vote. Please read this entire proxy statement carefully before voting. This proxy statement is first being made available to our Shareholders on or about December 29, 2023.
Director Nominees
We have included summary information about each director nominee in the table below. Each director is elected annually by a majority of votes. See “Nominees for Director” beginning on page 11 for more information regarding our director nominees.

		Director Since	Committees
Name and Primary Occupation	Age		AC	HR	NC	CR	EC
J. Kevin Akers(a) President and Chief Executive Officer, Atmos Energy	60	2019
John C. Ale Former Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company	69	2022
Kim R. Cocklin(a) Chairman of the Board, Atmos Energy	72	2009
Kelly H. Compton Executive Director, The Hoglund Foundation	66	2016
Sean Donohue Chief Executive Officer, DFW International Airport	62	2018
Rafael G. Garza President and Founder, RGG Capital Partners, LLC	63	2016
Richard K. Gordon General Partner, Juniper Capital LP and Juniper Energy LP; Senior Advisor, Juniper Capital II and Juniper Capital III	74	2001
Nancy K. Quinn Independent Energy Consultant	70	2004
Richard A. Sampson General Partner and Founder, RS Core Capital, LLC	73	2012
Diana J. Walters Founder and Managing Member, Amichel, LLC	60	2018
Frank Yoho Former Executive Vice President and President of Natural Gas, Duke Energy	64	2020

AC	=	Audit	EC	=	Executive
HR	=	Human Resources		=	Member
NC	=	Nominating and Corporate Governance		=	Chair
CR	=	Corporate Responsibility, Sustainability, & Safety		=	Independent
(a)The director is not independent and accordingly is not eligible to be a member of any of the committees except the Executive Committee and/or the Corporate Responsibility, Sustainability, & Safety Committee, pursuant to the rules of the New York Stock Exchange.

6	Atmos Energy

Proxy Statement Overview
Board Highlights

Gender	Race/Ethnicity

45% Board Refreshment (last five years)
27% of Director Nominees are Women	9% of Director Nominees are Racially/Ethnically Diverse

Independence	Tenure

8.9 years Average Tenure
82% of Director Nominees are Independent
Corporate Governance Highlights
Our corporate governance policies and practices promote the long-term interests of our shareholders, strengthen the accountability of our Board and management, and help build public trust in the Company. Below is a summary of some of the highlights of our corporate governance framework.
BOARD PRACTICES
 independent lead director
 separation of board chair and CEO
 9 of 11 director nominees are independent
 annual election of all directors
 regular executive sessions of independent directors
 comprehensive and strategic risk oversight
 mandatory retirement age for directors
 annual board and committee evaluations
 all committees chaired by independent directors
SHAREHOLDER MATTERS
 robust shareholder engagement
 annual Say-on-Pay voting
 majority voting for director elections
 no poison pill in force
OTHER GOVERNANCE PRACTICES
 executive and director stock ownership guidelines
 clawback policy applicable to all incentive and equity compensation prohibition on hedging or pledging stock

2024 Proxy Statement	7

Proxy Statement Overview
Compensation Highlights

Our compensation programs are designed to both attract and retain top-level executive talent and align the long- and short-term interests of our executives with those of our shareholders.
We received more than 93% shareholder support for our Say-on-Pay vote in 2023, which our Human Resources Committee considers to be among the most important items of feedback about our compensation programs.
We recognize and reward our executive officers through compensation arrangements that directly link their pay to the Company’s performance, and we ensure a strong alignment of interests with our shareholders by including a significant amount of equity in the overall mix of pay. Our pay mix includes base salary, an annual incentive cash bonus plan (“Incentive Plan”), and a long-term incentive plan (“LTIP”) under which we grant time-lapsed and performance-based restricted stock units (“RSUs”).
We received more than 93% shareholder support for our Say-on-Pay vote in 2023

Fiscal 2023 Target Compensation Mix

CEO	Average for Other Named Executive Officers

Key Features of Our Executive Compensation Program

What We Do	What We Don’t Do

 Executive officer awards under the Incentive Plan and performance-based RSUs are generally capped at 200% of target. These awards are capped at target if the Company’s total shareholder return (“TSR”) for the performance period is negative.
 Fifty percent of LTIP awards are performance-contingent.
 Our clawback policy provides for the repayment or forfeiture of incentive and equity-based compensation in certain circumstances.
 Executives and directors are subject to share ownership guidelines and retention requirements.
 Our change in control severance arrangements are triggered only by an involuntary job loss or substantial diminution of duties.

 Severance under our change in control severance arrangements does not exceed three times the sum of a named executive officer’s base salary and their most recent annual Incentive Plan payment.
 We have no employment agreements with our officers.
 We prohibit hedging and pledging of our securities at any time by any employees or directors.
 There is no single trigger vesting of outstanding awards under our LTIP upon a change in control.
 Our change in control severance arrangements do not contain excise tax gross-up payments.
 We have no excessive perquisites for executives.
 We pay dividends on performance-based RSUs when vesting is complete and then only to the extent performance targets are met.

8	Atmos Energy

Proposal 1

Election of Directors
The Board is nominating the 11 individuals below to continue serving as directors with one-year terms that will expire in 2025. All nominees were recommended for nomination by the Nominating and Corporate Governance Committee (the “Nominating Committee”). The names, ages, biographical summaries and qualifications of the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 11. Each of the nominees has consented to be a nominee and to serve as a director if elected.
The Board of Directors recommends that our shareholders vote FOR each of the nominees named above for election to the Board.

Qualifications for Directors
Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Corporate Governance Guidelines on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

Qualifications and skills sought by the Board

•Outstanding achievement in personal careers
•Prior board experience
•Wisdom, integrity and ability to make independent, analytical inquiries
•Understanding of our business environment
•Willingness to devote adequate time to Board duties

•Understanding of principal operational and financial objectives, and plans and strategies of a corporation or organization of our stature
•Understanding of results of operations and financial condition of an organization and of any significant subsidiaries or business segments
•Understanding of an organization and its business segments in relation to its competitors

Approach to Diversity
The Board and the Nominating Committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Corporate Governance Guidelines provide that the Nominating Committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board in the context of the then current makeup of the Board. The Board seeks to maintain balance and diversity on the Board with respect to race, sex, age, geographical location, knowledge, skills, expertise, business experience, and other appropriate measures. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

2024 Proxy Statement	9

Proposal One: Election of Directors
Director Nominees’ Skills, Experience and Attributes

Experience												% of Board

Industry Experience												64%

Safety												45%

Regulatory/Policy												45%

Strategy/M&A												91%

Finance/Accounting												73%

Independent												82%

Diversity												36%

Public Company Leadership Experience												55%

Public Company Board Experience												36%

Background
Years Serving	4	2	14	7	5	7	22	19	11	5	3
Age	60	69	72	66	62	63	74	70	73	60	64
Gender	M	M	M	F	M	M	M	F	M	F	M
Race/Ethnicity
Hispanic
White

10	Atmos Energy

Proposal One: Election of Directors
Nominees for Director
Each of the following current directors was last elected by shareholders at the 2023 Annual Meeting and has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2025.

J. Kevin Akers President and Chief Executive Officer, Atmos Energy Director since 2019 Age: 60

PROFESSIONAL BACKGROUND
•President and Chief Executive Officer since October 2019
•Executive Vice President from November 2018 through September 2019
•Senior Vice President, Safety and Enterprise Services from January 2017 through November 2018
•President of the Kentucky/Mid-States Division of the Company from May 2007 through December 2016 •President of the Company’s Mississippi Division from 2002 to 2007

QUALIFICATIONS
Mr. Akers has more than 35 years’ experience in the natural gas industry, including 32 with the Company. Over the course of his career, he has gained extensive management and operational experience. Such experience and management skills, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Akers to continue serving as a director of Atmos Energy.

John C. Ale Former Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company Independent Director since 2022 Age: 69

PROFESSIONAL BACKGROUND
•Senior Vice President, General Counsel and Corporate Secretary of Southwestern Energy Company, an independent energy company engaged in natural gas, natural gas liquids and oil exploration, development, production and marketing, from November 2013 to June 2020
•Vice President and General Counsel of Occidental Petroleum Corporation from April 2012 to August 2013

•External counsel to the energy industry as a partner with Skadden, Arps, Slate, Meagher & Flom LLP and Vinson & Elkins LLP
•Executive Director and General Counsel of Azurix Corp., a global water company, from December 1998 to January 2002

QUALIFICATIONS
Mr. Ale has more than 35 years’ experience in the energy industry. In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in the energy sector and knowledge of environmental, social, governance, and cyber security issues relating to the industry, has led the Board to nominate Mr. Ale to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Human Resources and Corporate Responsibility, Sustainability, & Safety

2024 Proxy Statement	11

Proposal One: Election of Directors

Kim R. Cocklin Chairman of the Board, Atmos Energy Director since 2009 Age: 72

PROFESSIONAL BACKGROUND
•Chairman of the Board since December 2020
•Executive Chairman of the Board from October 2017 to December 2020
•Chief Executive Officer or President and Chief Executive Officer from October 2010 to September 2017
•President and Chief Operating Officer from October 2008 to September 2010

•Senior Vice President, Regulated Operations from October 2006 to September 2008
•Senior Vice President from June 2006 to September 2006
•Various leadership roles within leading natural gas industry associations, including the Southern Gas Association and the American Gas Association

QUALIFICATIONS
Mr. Cocklin has over 35 years’ experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company, and The Williams Companies. Due to his professional experience in the energy industry and leadership roles with Atmos Energy, other energy companies and industry associations, his strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities, his extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

Kelly H. Compton Executive Director, The Hoglund Foundation Independent Director since 2016 Age: 66

PROFESSIONAL BACKGROUND
•Executive Director of The Hoglund Foundation, which partners with education and family support agencies in Dallas, Texas, since 1992
•Vice President of Commercial Lending for NationsBank Texas and its predecessors from 1979 to 1992
•Board of Trustees for Southern Methodist University and the Board of Trustees for The Perot Museum of Nature and Science

QUALIFICATIONS
As a result of Ms. Compton’s leadership abilities and experience in public and private finance, development and strategic matters, her experience as a philanthropic leader for over 30 years, and her possession of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Compton to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Human Resources and Corporate Responsibility, Sustainability, & Safety

12	Atmos Energy

Proposal One: Election of Directors

Sean Donohue Chief Executive Officer, DFW International Airport Independent Director since 2018 Age: 62

PROFESSIONAL BACKGROUND
	•Chief Executive Officer of Dallas Fort Worth International Airport since 2013 •Chief Operating Officer for Virgin Australia Airlines from 2010 to 2013	•Various executive roles for United Airlines from 1985 to 2010

QUALIFICATIONS
In his role as Chief Executive Officer of Dallas Fort Worth International Airport, Mr. Donohue is responsible for the airport’s management, operation, and future strategy and development. This, as well as Mr. Donohue’s leadership abilities and experience in strategy and development matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, led the Board to nominate Mr. Donohue to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Nominating and Corporate Governance and Corporate Responsibility, Sustainability, & Safety

Rafael G. Garza
President and Founder, RGG Capital Partners, LLC, and Bravo Equity Partners, LP; Executive Chairman of VBT Financial Corporation; and Founder and Executive Vice Chairman of Vantage Bank Texas
Independent
Director since 2016
Age: 63

PROFESSIONAL BACKGROUND
•President and Founder of RGG Capital Partners, LLC and Bravo Equity Partners, LP, private investment companies, since 2000
•Executive Vice Chairman of VBT Financial Corporation and Founder and Executive Vice Chairman of Vantage Bank Texas since 2018

•17 years’ experience with E&Y from 1982 to 2000, including various Senior Leadership positions with E&Y’s Assurance and Corporate Finance Consulting divisions
•Member of Boards of Texas Christian University, the Modern Art Museum of Fort Worth and Baylor Scott & White Holdings

QUALIFICATIONS
Due to Mr. Garza’s involvement in private investments, banking, and corporate finance, he has significant experience in audit, complex financial matters, mergers and acquisitions, and financial strategy. Because of Mr. Garza’s in-depth experience with financial management and strategic planning, his leadership abilities and his possession of the attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Garza to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit and Nominating and Corporate Governance

2024 Proxy Statement	13

Proposal One: Election of Directors

Richard K. Gordon General Partner, Juniper Capital LP and Juniper Energy LP; Senior Advisor, Juniper Capital II and Juniper Capital III Independent Director since 2001 Age: 74

PROFESSIONAL BACKGROUND
	•General Partner of Juniper Capital LP since March 2003 •General Partner of Juniper Energy LP since August 2006 •Senior Advisor of Juniper Capital II since January 2020	•Senior Advisor of Juniper Capital III since January 2020 •29 years’ experience with financial services firms Dillon, Read & Co., The First Boston Corporation and Merrill Lynch & Co.

OTHER PUBLIC COMPANY BOARDS
ExoStat Medical, Inc.
QUALIFICATIONS
Mr. Gordon has overseen various portfolios that collectively include power generation, mineral, oil and gas, natural gas gathering and oilfield services assets. Based upon his extensive business experience in investment banking and the energy industry, his in-depth leadership experience as the Lead Director of the Company and as the Chair of the HR Committee and as a member of the board of ExoStat Medical, Inc., as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Human Resources (Chair), Executive (Chair), Corporate Responsibility, Sustainability, & Safety

Nancy K. Quinn Independent Energy Consultant Independent Director since 2004 Age: 70

PROFESSIONAL BACKGROUND
•Independent energy consultant since July 1996, providing senior financial and strategic advice, primarily to clients in the energy and natural resources industries
•Prior to 2000, Senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions
•Previous leadership positions at PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated

•Current and previous Board leadership positions including Chair of the Audit Committee, Chair of the HR Committee, and Lead Director
•Previous member of the Boards of Helix Energy Solutions Group, Louis Dreyfus Natural Gas Corp. and DeepTech International Inc.

QUALIFICATIONS
The Board has nominated Ms. Quinn, based upon her considerable experience in the natural gas industry, her demonstrated leadership abilities as a board leader in several public companies and her exhibition of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Quinn to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit (Chair), Nominating and Corporate Governance, and Executive

14	Atmos Energy

Proposal One: Election of Directors

Richard A. Sampson General Partner and Founder, RS Core Capital, LLC Independent Director since 2012 Age: 73

PROFESSIONAL BACKGROUND
	•General Partner and Founder of RS Core Capital, LLC, a registered investment advisory firm, since January 2013	•Managing Director and Client Adviser of JPMorgan Chase & Co. from May 2006 to May 2012

QUALIFICATIONS
Mr. Sampson has over 30 years’ experience in investment management which has provided him with an understanding of global and domestic macroeconomics and capital market issues, financial markets, securities, and a solid understanding of state and federal laws, regulations, and policies. In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in investment management, his leadership as Chair of the Nominating Committee and former Chair of the Audit Committee and his knowledge of complex financial transactions, have led the Board to nominate Mr. Sampson to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Human Resources, Nominating and Corporate Governance (Chair), and Executive

Diana J. Walters Founder and Managing Member, Amichel, LLC Independent Director since 2018 Age: 60

PROFESSIONAL BACKGROUND
•Founder and Managing Member of Amichel, LLC, a natural resources advisory services provider, since 2019
•Senior Advisor to Independence Point Advisors
•Founder of 575 Grant, LLC, a natural resources advisory firm, from 2014 to 2019

•President of Liberty Metals & Mining Holdings, LLC and a member of senior management of Liberty Mutual Asset Management from 2010 to 2014
•Various previous management roles at Credit Suisse and HSBC
•Previous Chief Financial Officer of Tatham Offshore Inc.

OTHER PUBLIC COMPANY BOARDS
Platinum Group Metals Ltd., Trilogy Metals, Inc.
QUALIFICATIONS
Ms. Walters has more than 35 years’ experience in the natural resources sector, as an equity investor and investment banker, and in leadership roles within the sector. As a result of Ms. Walters’ leadership abilities and investments experience, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Walters to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit and Human Resources

2024 Proxy Statement	15

Proposal One: Election of Directors

Frank Yoho Former Executive Vice President and President of Natural Gas, Duke Energy Independent Director since 2020 Age: 64

PROFESSIONAL BACKGROUND
•Executive Vice President and President of Natural Gas of Duke Energy from 2016 to September 2019 •Previously Senior Vice President and Chief Commercial Officer of Piedmont Natural Gas
•Previously served on the boards of the American Gas Association, Southern Gas Association and Energy Production and Infrastructure Center (EPIC) at UNC Charlotte and the board of trustees for the Institute of Gas Technology

QUALIFICATIONS
Mr. Yoho has more than 35 years’ experience in the natural gas industry in a variety of roles that included marketing, business development and gas supply. He was instrumental in the integration of Piedmont Natural Gas into Duke Energy and oversaw operations, commercial, regulatory, and community responsibilities for all aspects of the natural gas business for Duke Energy. In light of Mr. Yoho’s knowledge and expertise in the energy industry and leadership abilities developed at Duke Energy, Piedmont Natural Gas and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Yoho to continue serving as a director of Atmos Energy.
BOARD COMMITTEES:
Audit, Corporate Responsibility, Sustainability, & Safety (Chair), and Executive

16	Atmos Energy

Corporate Governance and Other Board Matters

Overview
Board and Committee Meetings in 2023
In fiscal 2023, the Board held 7 meetings. Each of the directors attended 100% of the total meetings of the Board and the Committees on which he or she served. In addition, we strongly support and encourage each member of our Board to attend our annual meeting of shareholders. All members of the Board attended our annual meeting of shareholders on February 8, 2023.
Independent Board Oversight
The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, Human Resources Committee (“HR Committee”) and Nominating Committee, and all standing Board committees are chaired by independent directors.
Executive Sessions
Independent directors regularly hold executive sessions of the Board led by the Lead Director (defined below) outside the presence of the Chairman, the President and CEO or any other Company employee, and they generally meet in a private session with the Chairman and the President and CEO at regularly scheduled Board meetings.
Board Engagement
The Board welcomes the regular attendance at each Board meeting of the Company’s executive officers who are not members of the Board. Additionally, the Board (both as a whole and each director individually) and each Board committee has complete access to the Company’s management. The Board encourages the executive officers to bring non-executive managers to Board meetings, from time to time, who can provide additional insight into the items being discussed because of personal involvement in these areas as well as represent non-executive managers with future potential that the senior management believes should be given exposure to the Board.
Corporate Governance Guidelines
In accordance with, and pursuant to, the corporate governance standards of the New York Stock Exchange (“NYSE”), the Board has adopted and periodically updates our Corporate Governance Guidelines, which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Corporate Governance Guidelines are available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

2024 Proxy Statement	17

Corporate Governance and Other Board Matters
Board Leadership Structure
The Company’s Corporate Governance Guidelines provide that our Board has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. The current leadership structure is based on the experienced leadership provided by a Chairman of the Board (currently Mr. Cocklin) and a full-time President and CEO (currently Mr. Akers), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure.
The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, Human Resources Committee (“HR Committee”) and Nominating Committee, and all standing Board committees are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board led by the Lead Director (defined below) outside the presence of the Chairman, the President and CEO or any other Company employee, and they generally meet in a private session with the Chairman and the President and CEO at regularly scheduled Board meetings.
Each year, the independent directors of the Board select an independent director to serve as a lead director (the “Lead Director”). The Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also has the authority to call meetings of the independent directors as well as the non-management directors; and if requested by major shareholders, will ensure that he or she is available for consultation and direct communication. In 2023, the independent directors of the Board designated Mr. Richard K. Gordon as the Lead Director.
Board Committees
Atmos Energy’s Board committee structure is organized around key strategic issues to facilitate oversight of management. Committee chairs regularly coordinate with one another to ensure appropriate information sharing. To further facilitate information sharing, all committees provide a summary of significant actions to the full Board. As required under our Corporate Governance Guidelines, each standing committee conducts an annual self-evaluation and review of its charter.

AUDIT COMMITTEE

Nancy K. Quinn (Chair) Rafael G. Garza Diana J. Walters Frank Yoho Meetings Held in Fiscal 2023: 4

Primary Responsibilities
•Oversees our accounting and financial reporting processes and procedures
•Reviews the scope and procedures of the internal audit function
•Appoints our independent registered public accounting firm
•Responsible for the oversight of its work and the review of the results of its independent audits
•Oversees the Company’s cybersecurity risk
The Audit Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Board has determined that each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC applicable to members of an audit committee.
All members are financially literate within the meaning of NYSE listing rules.
The Board has determined that the following individuals are each an audit committee financial expert, as defined by the SEC: Mr. Garza, Ms. Quinn, Ms. Walters, and Mr. Yoho.

18	Atmos Energy

Corporate Governance and Other Board Matters

HUMAN RESOURCES COMMITTEE

Richard K. Gordon (Chair) John C. Ale Kelly H. Compton Richard A. Sampson Diana J. Walters Meetings Held in Fiscal 2023: 3

Primary Responsibilities
•Reviews and makes recommendations to the Board regarding executive compensation policy and strategy, and specific compensation recommendations for the President and CEO, as well as our other officers
•Determines, develops and makes recommendations to the Board regarding succession planning and other related matters concerning our President and CEO and other officers
•Administers our LTIP and our Incentive Plan and oversees the Company’s human capital management
The Human Resources Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC applicable to members of a compensation committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Richard A. Sampson (Chair) Sean Donohue Rafael G. Garza Nancy K. Quinn Meetings Held in Fiscal 2023: 2

Primary Responsibilities
•Makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders
•Selects candidates for consideration by the full Board to fill any vacancies on the Board which may occur from time to time
•Oversees all of our corporate governance matters
The Nominating and Corporate Governance Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC.

2024 Proxy Statement	19

Corporate Governance and Other Board Matters

CORPORATE RESPONSIBILITY, SUSTAINABILITY, & SAFETY COMMITTEE

Frank Yoho (Chair) John C. Ale Kelly H. Compton Sean Donohue Richard K. Gordon Meetings Held in Fiscal 2023: 3

Primary Responsibilities
•Oversees matters relating to responsibility, sustainability, health and safety, the Company’s vision, values, culture, and diversity, stakeholder relations and climate change risk
•Assists management in setting strategy, establishing goals and integrating responsibility and sustainability into strategic and tactical business activities across the Company to create long-term shareholder value
The Corporate Responsibility, Sustainability, & Safety Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

EXECUTIVE COMMITTEE

Richard K. Gordon (Chair) Nancy K. Quinn Richard A. Sampson Frank Yoho Meetings Held in Fiscal 2023: 0

Primary Responsibilities
•May exercise all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time
The Executive Committee charter is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.

20	Atmos Energy

Corporate Governance and Other Board Matters
Independence of Directors
Our Corporate Governance Guidelines and the listing requirements of the NYSE each require that a majority of the Board be comprised of “independent” directors, as defined from time to time by law, NYSE standards, and any specific requirements established by the Board. A director may be determined to be independent only if the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of the Company. To assist it in making its determination of the independence of each of its non-employee members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our non-employee directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of such directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. The Standards and our Guidelines are posted on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
The Nominating Committee considers all relevant facts and circumstances in evaluating the independence of directors, including without limitation, written responses to submitted questionnaires completed annually by each of our directors. On the basis of this information, the Nominating Committee advised the full Board of its conclusions regarding director independence. After considering the committee’s recommendation, for fiscal 2023, the Board affirmatively determined that each of the Company’s directors other than Mr. Akers and Mr. Cocklin is independent in accordance with applicable NYSE and Securities and Exchange Commission (“SEC”) independence rules and requirements and the standards described above. The Board determined that Mr. Akers is not independent because he is the President and Chief Executive Officer of the Company and that Mr. Cocklin is not independent because he was the Executive Chairman of the Company until December 2020.
Board Evaluation Process
The Board is committed to assessing its own performance as a board in order to identify its strengths as well as areas in which it may improve its performance. The self-evaluation process, which is established by the Nominating Committee, involves the completion of annual written questionnaires of the Board and its committees, review and discussion of the results of the evaluations by both the committee and full board, and consideration of action plans to address any issues.

1	2	3

Questionnaire	Results shared	Feedback incorporated

Each director completes and submits a written questionnaire for the Board and each committee on which the director serves, providing numeric ratings and feedback regarding various aspects of the composition and performance of the Board and the committees.
	The results are reviewed and assembled into documents for the Board and for each committee by the corporate secretary and included in the Board and committee meeting materials.	The Board and each committee reviews and discusses its respective results and determines whether it is appropriate to make membership or process changes.

2024 Proxy Statement	21

Corporate Governance and Other Board Matters
Board Succession Planning
Identifying and Evaluating Nominees for Directors
The Nominating Committee is primarily responsible for identifying and evaluating nominees for director. Periodically, the Chairman of the Board, Lead Director, and CEO discuss with the Chair of the Nominating Committee the Board’s compositional needs and criteria for the selection of candidates to serve as directors. The Lead Director is expected to consult with the chairs of the Board committees and solicit their participation as well. The Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will consider candidates that come to their attention through current board members, professional search firms, shareholders, or other persons. The Nominating Committee may interview potential candidates to further assess the qualifications possessed by the candidates and their ability to serve as a director. The Committee will consider and make recommendations to the Board regarding the nominees to be submitted to the Company’s shareholders for election at each annual meeting and suitable candidates to fill any vacancies occurring on the Board with a view to achieving and maintaining balance and diversity on the Board with respect to race, sex, age, geographical location, knowledge, skills, expertise, business experience, and other appropriate measures.

Retirement Policy The Company’s directors are required to retire from the Board at the annual meeting of shareholders immediately following their 75th birthday.

Shareholder Nominees
If a shareholder wishes to nominate a candidate for election to the Board at the annual meeting, he or she should write to the Corporate Secretary, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, which is our principal executive office, not earlier than October 10, 2024, and not later than the close of business on November 9, 2024. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the Company’s bylaws.

22	Atmos Energy

Corporate Governance and Other Board Matters
Board Oversight Responsibilities
Strategy
The Board represents the shareholders’ interest in perpetuating a successful business and optimizing long-term financial returns in a manner consistent with applicable legal requirements and ethical considerations. To achieve these results, the Board is responsible for engaging with management on the topics below:

SUCCESSION PLANNING FOR CEO AND OTHER SENIOR OFFICERS
The Board, with assistance from the Human Resources Committee, has the responsibility to select, evaluate the performance of, and make decisions about the retention of the CEO. The Board also reviews the succession plans for the CEO and other senior officers, including the plans in the event of an emergency involving the CEO.

STRATEGIC PLANS AND OPERATING PLANS AND BUDGETS
The Board is responsible for overseeing and understanding the Company’s strategic plans from inception through development and execution. The Board also is responsible for overseeing and understanding the Company’s annual operating plans and annual budgets and for monitoring whether these plans are being implemented effectively and within budgetary limits. The Board meets each year in a special offsite meeting to discuss these matters.

OVERSIGHT OF INDEPENDENT AUDITORS AND FINANCIAL STATEMENTS
The Audit Committee has the sole responsibility to appoint and compensate the Company’s independent registered public accounting firm that audits the Company’s financial statements and to pre-approve the engagement terms and the provision of any audit and non-audit services performed by such accounting firm for the Company. The Audit Committee will have direct responsibility, and the Board will have a corresponding and supplemental responsibility, for monitoring the performance of such accounting firm and guarding against any compromise of its independence, as well as overseeing the financial statements prepared by management, with the goal of assuring that they fairly present the Company’s financial condition, results of operations, cash flows and related risks in a clear and understandable way.

ADVISING MANAGEMENT ON SIGNIFICANT ISSUES
The Board is responsible for utilizing the broad range of experiences and perspectives of directors to advise and counsel management, both in meetings and in informal consultations, on significant issues facing the Company.

REVIEW AND APPROVE SIGNIFICANT COMPANY ACTIONS
The Board is responsible under state corporate law to review and approve significant actions by the Company, including election of executive officers, declaration of dividends and major transactions.

NOMINATING DIRECTORS AND OVERSEEING EFFECTIVE CORPORATE GOVERNANCE
The Board and the Nominating Committee are responsible for (a) evaluating and nominating directors and members of Board committees, (b) overseeing the structure and practices of the Board and the committees and (c) overseeing other corporate governance matters.

CONSIDERATION OF OTHER STAKEHOLDERS
In addition to fulfilling its obligation to increase shareholder value, the Board should consider the impact of various actions and decisions on the Company’s customers, employees, suppliers and the communities where it operates.

2024 Proxy Statement	23

Corporate Governance and Other Board Matters
Risk Management
Oversight Framework
The Board is actively involved in the oversight of material risks that could affect the Company. This oversight is conducted primarily through committees of the Board pursuant to the charters of each committee. The full Board has retained responsibility for oversight of strategic risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s consideration and actions, as well as through regular reports directly from employees responsible for management of particular risks within the Company.
Integrated Risk Management
While the Board and its committees oversee material risk, Company management is charged with managing risk. Atmos Energy’s integrated risk management (“IRM”) framework supports the Company’s vision to be the safest provider of natural gas services by providing a consistent approach for the Company to identify and manage risk. The Risk Management and Compliance Committee (“RMCC”), which is overseen by the Management Committee, is charged with oversight of enterprise-wide risk management across all categories, including safety, security, and cybersecurity. The RMCC also has oversight of the Quality Assurance and Management of Change processes.
Cybersecurity
As reflected in its charter, the Audit Committee oversees the Company’s cybersecurity risks. Our Chief Information Officer provides the Audit Committee with periodic cybersecurity updates.
Corporate Responsibility and Sustainability
Operating our business safely, ethically, and transparently, and meeting our responsibilities to the environment, to our employees, and to the communities in which we operate and live, are among our highest priorities. To learn more about our corporate responsibility and sustainability efforts, see our 2022 Corporate Responsibility and Sustainability Report at https://www.atmosenergy.com/sustainability.

24	Atmos Energy

Corporate Governance and Other Board Matters
CEO and Management Succession Planning
The Board is actively engaged and involved in succession planning, including detailed discussions of the Company’s leadership and succession plans for key positions at the senior officer level. As part of these activities, the Board engages in a robust CEO succession planning process, including reviewing development plans for potential CEO candidates and engaging with potential successors at board meetings and in less formal settings to allow directors to personally assess candidates.
Succession planning does not stop with senior officers. We perform succession planning annually throughout the organization to ensure that we are building a strong bench of talent capable of performing at the highest levels. Not only is talent identified, but potential paths of development are discussed to ensure that employees have an opportunity to build their skills and are well-prepared for future roles. The strength of our succession planning process is evident through our long history of promoting our senior leadership from within the organization.
Shareholder Engagement
We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. We engage with shareholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input, and to provide perspective on our policies and practices. We also engage with proxy and other advisory firms that represent the interests of various shareholders. Shareholder feedback is regularly reviewed and considered by the Board and is reflected in adjustments or enhancements to our policies and practices. We remain committed to investing time with our shareholders to maintain transparency and to better understand their views on key issues.

2024 Proxy Statement	25

Corporate Governance and Other Board Matters
Other Governance Policies and Practices
Code of Conduct
The Board has adopted and periodically updates the Code of Conduct for our directors, officers, and employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets, and (vi) compliance with rules and regulations. We have provided to our directors, officers, employees, customers, and any other member of the public a toll-free compliance helpline and website by which they may report on an anonymous basis any suggestions, recommendations, questions, observations of unethical behavior, or any suspected violations of our Code of Conduct. A copy of the Code of Conduct may be found on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
Related Party Transactions Review and Approval Policy
The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. As a result, the Board prefers to avoid related party transactions, while also recognizing that there are situations where related party transactions may be in the best interests of or may not be inconsistent with the best interests of the Company and its shareholders. The Board has adopted and periodically reviews written guidelines with respect to related party transactions and has delegated to the Nominating Committee the responsibility to review and, if not adverse to the Company’s best interests, approve, related party transactions. Under the guidelines, a related party transaction is any transaction (or series of related transactions) involving the Company and in which the amount involved exceeds $100,000 and a related person has a direct or indirect material interest. A “related person” is:
•A director or executive officer of the Company;
•A shareholder who beneficially owns more than 5% of the Company’s stock or any immediate family member of such shareholder;
•An immediate family member of any of the Company’s directors or executive officers; or
•A company or charitable organization or entity in which any of these persons has a role similar to that of an officer or general partner or beneficially owns 10% or more of the entity.
Under the guidelines, all executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Executive officers, directors and director nominees are required to advise the Corporate Secretary promptly of any change in the information provided and are asked periodically to review and reaffirm this information.
In accordance with the guidelines, the Nominating Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction.

26	Atmos Energy

Corporate Governance and Other Board Matters
The Nominating Committee has considered and adopted standing pre-approvals under the guidelines for limited types of transactions that meet specific criteria. Such pre-approved transactions are limited to:
•certain transactions in the ordinary course of business with an entity for which a related person serves as an employee or director, provided the aggregate amount involved in any such transactions during any particular fiscal year does not exceed the greater of (a) $1 million or (b) two percent (2%) of the entity’s gross revenues for the most recently completed fiscal year;
•certain charitable contributions made to a foundation, university or other charitable organization for which a related person serves as an employee or a director, provided the aggregate amount of contributions during any particular fiscal year does not exceed the greater of (a) $500,000 or (b) two percent (2%) of the charitable organization’s annual receipts for its most recently completed fiscal year;
•employment by the Company of a family member of an executive officer whose compensation will not exceed $120,000 in a fiscal year, provided the executive officer does not participate in decisions regarding the hiring, performance evaluation or compensation of the family member; and
•payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees.
State Street is a beneficial owner of more than five percent (5%) of the Company’s common stock outstanding as of the record date of December 12, 2023. During fiscal 2023, State Street (i) acted as trustee of several benefits plans and trusts; (ii) provided fiduciary services for a benefits plan; and (iii) provided retiree benefit payment processing services for several benefits plans and trusts, for which the Company paid a total of approximately $90,000 in fees. For the Atmos Energy Corporation Master Retirement Trust (the “Master Trust”), State Street (i) acted as trustee; (ii) provided fiduciary services for a benefit plan; (iii) provided retiree benefit processing services for a benefit plan whose assets are held in the Master Trust; and (iv) provided investment management services relating to assets held in the Master Trust. For such services, the Master Trust paid a total of approximately $340,000 in fees during fiscal 2023. All such services provided to the Company and the Master Trust were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties.
Communication with the Board
Communications to the Board, any Board committee, the independent directors, or any individual director (including the Lead Director) may be sent to the Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205. Communications may also be sent by email to boardofdirectors@atmosenergy.com. If you wish to contact the Lead Director or the independent directors on an anonymous and confidential basis, you may do so by contacting the Company’s Compliance Helpline at 1-866-543-4065 or www.atmosenergy.ethicspoint.com.

2024 Proxy Statement	27

Director Compensation

Annual Review of Compensation
The Company’s non-employee director compensation program reflects best practices, as follows:
•Retainer-only compensation with no fees for attending meetings, which is an expected part of board service;
•Additional retainers for special roles such as lead director and committee chairs to recognize incremental time and effort involved;
•Equity delivered in the form of stock awards; and
•Director stock ownership requirements of five times the annual cash retainer.
Together with its independent compensation consultant, the HR Committee annually reviews the non-employee director pay program to ensure it remains competitive. As a result of this review, our annual board retainer, committee chair, and lead director fees were moderately increased and our Chairman of the Board fee was reduced for fiscal 2023.
Fiscal 2023 Annual Compensation
The Board believes that the level of non-employee director compensation should be based on Board and committee responsibilities and be competitive with comparable companies. The Board generally targets compensation near the median of our proxy peer group (discussed below). In addition, the Board believes that a significant portion of non-employee director compensation should be awarded in the form of equity to align director interests with the long-term interests of shareholders.
In fiscal 2023, our director compensation program included the following components:

Retainer and Fees
Annual Board Retainer	$120,000
Committee Chair Annual Fees	$20,000 Audit
$20,000 Human Resources
$20,000 Nominating & Corporate Governance
$20,000 Corporate Responsibility, Sustainability, & Safety
Chairman of the Board Fees	$100,000
Lead Director Fee	$30,000
Annual Grant of Share Units/RSUs	$150,000
The Company provides our non-employee directors the option to receive all or part of their cash director retainer and fees (in 10% increments) in Company stock through the LTIP. The selected Company stock portion of the fee earned in each quarter is issued as soon as practicable following the first business day of each quarter. The number of shares issued is equal to the amount of the cash fee that would have been paid to the non-employee director during the quarter divided by the fair market value (average of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of Company stock may be issued. Fractional shares are paid in cash.
All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no additional compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

28	Atmos Energy

Director Compensation
Long-Term Compensation
Each non-employee director is also eligible to participate in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10% increments). The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter and credited with interest at a rate equal to 2.5% plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. Interest on the accumulated balance of the cash account is credited monthly. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents whenever dividends are declared on shares of the Company stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s separation from service, plan benefits paid from the cash account are paid in cash and plan benefits paid from the stock account are paid in whole shares of Company stock (rounded up to the nearest whole share).
Each non-employee director also receives an annual grant (as noted in the table above) based on his or her election of share units or RSUs with a one-year vest period under the LTIP each year he or she serves on the Company’s Board. The grants generally occur on the 30th day following the Company’s annual meeting of shareholders each year. Share units accrue dividend equivalents and are settled in the same manner as share units under the Directors Plan. RSUs earn dividends paid in cash at the time dividends are paid to the Company’s shareholders. Unlike the RSUs that are settled upon vesting, share units must be held until the director’s separation from service and are settled in accordance with the terms of the Directors Plan described above.
Summary of Cash and Other Compensation
The following table sets forth all compensation paid to our non-employee directors for fiscal 2023:
Director Compensation for Fiscal Year 2023(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
John C. Ale	120,000	150,000	—	—	270,000
Kim R. Cocklin	220,000	150,000	—	4,065	374,065
Kelly H. Compton	120,000	150,000	—	4,065	274,065
Sean Donohue	120,000	150,000	—	—	270,000
Rafael G. Garza	120,000	150,000	—	—	270,000
Richard K. Gordon	170,000	150,000	—	—	320,000
Nancy K. Quinn	140,000	150,000	4	8	290,012
Richard A. Sampson	140,000	150,000	—	2,023	292,023
Diana J. Walters	120,000	150,000	2,129	8,624	280,753
Frank Yoho	140,000	150,000	—	—	290,000
(a)No stock options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2023.
(b)Non-employee directors may defer all or a part of their annual cash retainer and fees under our Directors Plan. During fiscal 2023, Ms. Walters elected to defer a portion of her director fees (a total of $36,000), under such plan, which amounts are included in this column and are described in the table below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account.

2024 Proxy Statement	29

Director Compensation
(c)The amounts in this column represent the fair market value on the date of grant (March 10, 2023), calculated in accordance with FASB ASC Topic 718, of the share units or RSUs awarded to each of our non-employee directors under our LTIP for service on the Board in fiscal 2023, which was $109.72 per underlying share. Per their election, each of Mr. Cocklin, Ms. Compton, Mr. Sampson, and Ms. Walters received 1,367 RSUs, none of which had vested at 2023 fiscal year end. All other directors each received 1,367 share units, none of which had vested at 2023 fiscal year end.
(d)The amounts in this column represent above-market interest earned during fiscal 2023 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120% of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.
(e)For Mr. Cocklin, Ms. Compton, and Mr. Sampson, the amounts in this column represent the dividends paid on their RSUs on December 12, 2022, March 6, 2023, June 5, 2023, and September 5, 2023. For Ms. Quinn, the amount in this column represents the market rate of interest accrued during fiscal 2023 on the accumulated amount of board fees deferred to a cash account. For Ms. Walters, the amount in this column represents the dividends paid on her RSUs on December 12, 2022, March 6, 2023, June 5, 2023, and September 5, 2023 as well as the market rate of interest accrued during fiscal 2023 on the accumulated amount of board fees deferred to a cash account, including deferrals made to the cash account in fiscal 2023. No directors received perquisites or other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2023.
Director Deferred Board Fees
The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2023 and cumulative deferred compensation as of September 30, 2023:
Director Deferred Board Fees for Fiscal Year 2023

Name	Board Fees Deferred to Stock Account ($)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(a)	Aggregate Balance of Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(b)	Aggregate Balance of Cash Account at September 30 ($)
Nancy K. Quinn	—	21,027	422,133	—	12	211
Richard A. Sampson	—	1,885	61,638	—	—	—
Diana J. Walters	—	—	—	36,000	6,688	133,159
(a)Dividend equivalents earned on the accumulated amount of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates. Such fair market values during fiscal 2023 were as follows: $117.94 on December 12, 2022; $113.30 on March 6, 2023; $115.31 on June 5, 2023; and $114.03 on September 5, 2023.
(b)The amounts in this column represent interest earned during fiscal 2023 on the accumulated amount of board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2023, at a rate equal to the 10-year U.S. Treasury Note rate (3.75%) on the first day of each plan year (January 1) plus 250 basis points.
Director Share Ownership Requirements
We have share ownership guidelines for our non-employee directors that require each director to hold a multiple of his or her annual retainer in shares of Company stock. The HR Committee believes that share ownership promotes better alignment of the interests of our directors with those of our shareholders, and it monitors compliance with the ownership guidelines each year. Minimum ownership levels are as follows:

Position	Minimum Ownership Level
Chairman of the Board	5X annual retainer
Non-Employee Directors	5X annual retainer
Ownership Sources Included
•Direct or indirect ownership of Company stock •Unvested time-lapse RSUs •Share units held by non-employee directors under our Directors Plan (defined on page 29) and the LTIP

30	Atmos Energy

Proposal 2

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed E&Y to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2024. E&Y (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of E&Y will be present at the annual meeting. The representatives of E&Y will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
In accordance with good corporate governance practices, the Company submits the Audit Committee’s appointment of E&Y as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of E&Y is not so ratified, the Audit Committee will consider the outcome of the vote in its future selection of an independent registered public accounting firm.
As discussed in “Audit Committee Pre-Approval Policy” below, all professional services provided by E&Y were pre-approved by the Audit Committee in accordance with its pre-approval policy.
The Board of Directors recommends that our shareholders vote FOR the ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for fiscal 2024.

Audit and Related Fees
Fees for professional services provided by our independent registered public accounting firm, E&Y, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2023	2022
	($ In thousands)
Audit Fees	4,417	4,054
Audit-Related Fees	72	—
Tax Fees	91	91
All Other Fees	—	200
Total Fees	4,580	4,345
Audit Fees. Fees for audit services include fees associated with the audit of our Annual Report on Form 10-K, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, this amount includes fees associated with the issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC, as well as fees for an audit provided in connection with a statutory filing.
Audit-Related Fees. Fees for audit-related services relating to attest services not required by statute or regulation.
Tax Fees. Tax fees include fees relating to review of tax returns, tax advisory services, and general consultation.
All Other Fees. All other fees include fees relating to S/4 Hana enterprise resource planning software pre-implementation services.

2024 Proxy Statement	31

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by E&Y. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that the member reports any decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent registered public accounting firm for fiscal 2023 were approved in accordance with the policy. The Audit Committee further concluded that the provision of these services by E&Y was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on our website at https://www.atmosenergy.com/company/corporate-responsibility-reports.
Audit Committee Report
Management is responsible for the Company’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing audit reports on the financial statements and the assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board.
In discharging its responsibility for the year ended September 30, 2023:
•The Audit Committee has reviewed and discussed the audited financial statements of the Company with management.
•The Audit Committee has discussed with E&Y the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
•The Audit Committee has received the written disclosures and the letter from E&Y required by the applicable requirements of the Public Company Accounting Oversight Board regarding E&Y’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with that firm the written report and its independence from the Company.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2023 for filing with the SEC.
Respectfully submitted by the members of the Audit Committee.
Nancy K, Quinn, Chair
Rafael G. Garza
Diana J. Walters
Frank Yoho

32	Atmos Energy

Proposal 3

Approval, on an Advisory Basis, of the Compensation of Our Named Executive Officers
Background of the Proposal
It has been our practice since 2011 to ask our shareholders to vote to approve the compensation of our named executive officers (“Say-on-Pay”) at every annual meeting. At our annual meeting of shareholders in February 2022, our shareholders voted by a substantial margin to adopt the recommendation of our Board to continue to hold annual Say-on-Pay votes. Unless the Board changes our policy, the next Say-on-Pay vote following the 2024 annual meeting will be held at our 2025 annual meeting.
Executive Compensation
The Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our named executive officers with those of our shareholders and customers. Our Board also believes that our executive compensation program provides our named executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that provide compensation based on the Company’s performance.
The HR Committee annually reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and to assist us with the hiring and retention of a high-quality management team. The “Compensation Discussion and Analysis” section, beginning on page 34, includes additional details about our executive compensation program. We ask that our shareholders indicate their support for our Say-on-Pay proposal by voting “FOR” the following resolution:
RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2023, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the related compensation tables, notes and narrative.
This Say-on-Pay vote is advisory, therefore it will not be binding on the Company. However, the HR Committee and the Board value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors recommends that our shareholders vote FOR this advisory proposal to approve the compensation of our named executive officers.

2024 Proxy Statement	33

Compensation Discussion & Analysis

Executive Summary
This Compensation Discussion and Analysis provides an overview of our executive compensation program objectives and strategy, and the elements of compensation that we provide to our named executive officers, including the process we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Our named executive officers for fiscal 2023 are listed below:

J. Kevin Akers	Christopher T. Forsythe	Karen E. Hartsfield	John S. McDill	J. Matt Robbins

Name	Title
J. Kevin Akers(a)	President and Chief Executive Officer
Christopher T. Forsythe(b)	Senior Vice President and Chief Financial Officer
Karen E. Hartsfield(c)	Senior Vice President, General Counsel, and Corporate Secretary
John S. McDill(d)	Senior Vice President, Utility Operations
J. Matt Robbins(e)	Senior Vice President, Human Resources
(a)Mr. Akers, who served as President of the Kentucky/Mid-States Division of the Company from May 2007 through December 31, 2016, Senior Vice President, Safety and Enterprise Services from January 1, 2017 through November 5, 2018, and Executive Vice President from November 6, 2018 through September 30, 2019, was appointed by the Board of Directors as President and Chief Executive Officer, effective October 1, 2019.
(b)Mr. Forsythe, who served as Vice President and Controller of the Company from May 2009 through January 31, 2017, was appointed by the Board of Directors as Senior Vice President and Chief Financial Officer, effective February 1, 2017.
(c)Ms. Hartsfield, who served as Senior Attorney from June 2015 through August 2017, was appointed by the Board of Directors as Senior Vice President, General Counsel, and Corporate Secretary, effective August 7, 2017.
(d)Mr. McDill, who served as Vice President, Pipeline Safety from May 2012 through September 2021, was appointed by the Board of Directors as Senior Vice President, Utility Operations, effective October 1, 2021.
(e)Mr. Robbins, who served as Director of Compensation and Benefits from May 2013 through February 2015 and Vice President, Human Resources from February 2015 to January 2017, was appointed by the Board of Directors as Senior Vice President, Human Resources, effective January 1, 2017.
CD&A Table of Contents

Compensation Discussion & Analysis	34	Named Executive Officer Compensation and Related Matters	47

Executive Summary	34

Executive Compensation Program Objectives and Strategy	38	Summary of Cash and Other Compensation	47
		Grants of Plan-Based Awards	49
2023 Elements of Compensation	39	Outstanding Equity Awards	50
Compensation Decision Process	43	Vested Common Stock	51
Compensation Policies and Practices	46	Retirement Plans	52
Human Resources Committee Report	46	Retirement Plan Tables	53
		Change in Control Severance Agreements	54
		Potential Payments Upon Termination or Change in Control	54
		CEO Pay Ratio	59
		Pay versus Performance	60

34	Atmos Energy

Compensation Discussion & Analysis
Fiscal 2023 Business and Performance Highlights
Over the past twelve years, our operating strategy has focused on modernizing our distribution and transmission system to improve the safety and reliability of the system while reducing regulatory lag. Since that time, our capital expenditures have increased approximately 13% annually. Our ability to increase capital spending each year to modernize our system has increased our rate base, which has also resulted in increasing earnings per share.
This trend continued during fiscal 2023. In fiscal 2023, we generated net income of $885.9 million or $6.10 per diluted share representing increases over net income for the year ended September 30, 2022 of $774.4 million or $5.60 per diluted share. Capital expenditures for fiscal 2023 totaled approximately $2.8 billion, with approximately 85% of this amount invested to improve the safety and reliability of our distribution and transmission systems.
See “Proxy Statement Overview” on page 6 for more information on our Business and Performance Highlights.

DILUTED EARNINGS PER SHARE $6.10 21st Consecutive Year of EPS Growth	DECLARED DIVIDENDS PER SHARE $2.96 Up from $2.72 for FY 2022 39th Consecutive Year of Dividend Growth

Compensation Highlights
Our executive compensation program is built upon our strategy of Total Rewards. Under Total Rewards, we take a comprehensive view of all compensation plans and employee benefits that comprise the total package of executive compensation we provide to our named executive officers. Total Rewards is based on the payment of (i) total cash compensation, composed of base salary and the annual incentive compensation award and (ii) total direct compensation, composed of total cash compensation and the annualized present value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in our primary industry, natural gas distribution, which is represented primarily by companies in our proxy peer group, as discussed below under “Competitive Executive Compensation Benchmarking,” beginning on page 43. We believe this strategy fosters a philosophy of “pay for executive performance” through the use of both annual and long-term incentive compensation. The pay mix at target grant date value for our Chief Executive Officer and other named executive officers for fiscal 2023 was primarily long-term and performance-based, as shown in the graphics below.
Fiscal 2023 Target Compensation Mix

CEO	Average for Other Named Executive Officers

2024 Proxy Statement	35

Compensation Discussion & Analysis
Fiscal 2023 Executive Compensation Program
The following table summarizes the various elements of compensation that we provided to our named executive officers for fiscal 2023. See “2023 Elements of Compensation” beginning on page 39 for a more detailed discussion of each element, why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.
We do not have any individual compensation policies or plans that are not applied consistently to all our named executive officers.

Element	Description	Objective within Compensation Program

Base Salary	Fixed cash compensation, subject to annual review Adjusted in response to changes in performance, duties, strategic importance or competitive salary practices	•Reflects roles, responsibilities, skills, experience and performance •Provides base compensation at a level consistent with competitive salary practices

Annual Incentive Compensation
Annual cash performance award based on achievement of Company financial performance measures
Option to convert all or portion of award to time-lapse RSUs under our LTIP with three-year cliff vesting at a 20% premium
Payout is limited to target if TSR is negative for the fiscal year
•Increases alignment of senior management and shareholders’ interests by linking pay and performance •Promotes achievement of annual Company financial goals by linking pay to attainment of such goals

Long-Term Incentive Compensation
One-half in performance-based RSUs payable only if performance goals are achieved over the three-fiscal year performance period
One-half in time-lapse RSUs also payable, with cliff vesting, at the end of the three-fiscal year period
Payout for performance-based RSUs is limited to target if TSR is negative for the performance period

•Motivates and rewards financial performance over a sustained period
•Increases alignment of senior management and shareholders’ interests by encouraging share ownership of senior management
•Enhances retention of senior management
•Rewards strong TSR and earnings growth

Retirement Benefits	Tax-qualified retirement, supplemental retirement and other benefits	•Provides for current and future needs of senior management •Enhances recruitment and retention •Follows competitive market practices

Change in Control Severance Benefits	Change in control severance agreements with contingent amounts payable only if employment is terminated under certain conditions following a change in control	•Enhances retention of senior management by providing continuity of employment •Promotes objective evaluation and execution of potential changes to the Company’s strategy and structure

36	Atmos Energy

Compensation Discussion & Analysis
Fiscal 2023 Actual Results
The table below shows the target performance and actual results for our fiscal 2023 performance-based compensation. Based on our fiscal 2023 performance, the following incentive programs resulted in above target payouts. See “Annual Incentive Compensation,” beginning on page 39 and “Long-Term Incentive Compensation,” beginning on page 41 for additional information.

	Performance Metric	Target Performance	Actual Performance	2023 Payout (as a % of Target)
2023 Annual Incentive Plan	EPS (100% of award)	$6.00	$6.10	133%
Long-Term Incentive Program 2021-2023 Cycle	Cumulative 3-year EPS (100% of award)	$16.01	$16.82	200%

2024 Proxy Statement	37

Compensation Discussion & Analysis
2023 Say on Pay Results
In determining executive compensation, the HR Committee and our Board consider the results of our most recent shareholder advisory vote on executive compensation. Below are the results for the say-on-pay votes for the last three fiscal years, which show consistent support from our shareholders of our executive compensation program. Accordingly, for fiscal 2023, the HR Committee and Board decided to adhere to its pay-for-performance philosophy and did not materially change our executive compensation programs and policies over the last fiscal year as a result of the most recent shareholders’ advisory votes on executive compensation.

Fiscal 2020

Fiscal 2021

Fiscal 2022

Executive Compensation Program Objectives and Strategy
Our executive compensation program is designed to ensure that the interests of our named executive officers are closely aligned with those of our shareholders and customers and that our named executive officers are paid above-target incentive compensation only when the Company’s financial performance warrants the payment of such compensation. We believe that our executive compensation program is effective in allowing our organization to attract and retain highly-qualified senior management team members who can deliver outstanding performance. Our executive compensation program is founded upon the following principles:

Compensation Strategy	Pay Targets

Our compensation strategy should be aligned with our overall business strategy of providing safe, quality and reliable service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities.

Overall pay targets should reflect the intent to pay named executive officer base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation (base salary plus annual incentive award) and targeted total direct compensation (total cash compensation plus annualized present value of grants of long-term equity incentive compensation) at the 50th percentile of competitive market practice if established performance targets are reached.

Key Executives’ Responsibility	Stock Ownership

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk.

Stock ownership, which is an important component of our executive compensation strategy, should closely align our executives with the interests of our shareholders. To facilitate stock ownership, stock-based incentive plans should be utilized, along with share ownership guidelines.

38	Atmos Energy

Compensation Discussion & Analysis
2023 Elements of Compensation
Our Total Rewards strategy is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant. None of our named executive officers have an employment agreement with the Company. We believe that our executive compensation program provides our named executive officers with a balanced compensation approach each year by providing a market-competitive base salary along with participation in annual and long-term incentive compensation plans that are based solely on the Company’s financial performance. These incentive plans are designed to reward our named executive officers on both an annual and long-term basis if they attain specified targets, the attainment of which does not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 45.
Base Salary
The payment of a base salary is intended to provide a stable, fixed amount of income to our named executive officers for their day-to-day job performance. Base salaries represent a relatively small portion of total compensation. However, the amount of base salary paid to each named executive officer is a determinant of other elements of compensation. The HR Committee reviews base salaries annually, and generally targets the 50th percentile of the competitive market practice. Annual salary adjustments are not automatic or guaranteed, but rather based on the committee’s subjective evaluation of the performance of each named executive officer, the value of the individual in the position to the Company relative to other positions and their level of experience, the Company’s base salary increase budget and guidelines as well as current economic conditions. As a result, the HR Committee approved base salaries in the amounts noted in the table below for calendar year 2023.

Name	Base Salary ($)
J. Kevin Akers	1,050,000
Christopher T. Forsythe	542,178
Karen E. Hartsfield	480,480
John S. McDill	464,100
J. Matt Robbins	362,623
The HR Committee believes that the base salaries provided to each of the named executive officers are appropriate to retain and motivate them, are competitive with salaries offered for similar positions by companies in our proxy peer group and are consistent with our Total Rewards strategy.
Annual Incentive Compensation
Through our Incentive Plan, we provide our named executive officers an opportunity to earn an annual incentive award based upon the Company’s financial performance each year as measured by our fully diluted EPS.
2023 Annual Incentive Award Target Opportunities
For fiscal 2023, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of base salary earned during fiscal 2023 for each named executive officer. Such target incentive award opportunities are reviewed each year and benchmarked against the 50th percentile for similar positions within companies in our proxy peer group. The Incentive Plan targets for fiscal 2023 for each of the named executive officers were as follows. The targets for Mr. Akers and Mr. Forsythe were increased from the prior year following a review of market data.

Name	Fiscal Year 2023 Incentive Plan Target as Percentage (%) of Base Salary Earned
J. Kevin Akers	110
Christopher T. Forsythe	70
Karen E. Hartsfield	60
John S. McDill	60
J. Matt Robbins	60

2024 Proxy Statement	39

Compensation Discussion & Analysis
At its meeting in November 2022, the HR Committee established the threshold, target and maximum performance levels of EPS upon which the Incentive Plan’s awards would be based for fiscal 2023, along with the corresponding percentages of target awards to be paid out. The target EPS performance level was based on our annual business plan and budget and considered factors including the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in our annual business planning process.

EPS as measurement metric
The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it most accurately reflects the growth and performance of our operations. The EPS measurement is also one of the most currently well-known measurements of overall financial performance of public companies, particularly within the utility industry. The HR Committee believes that using this measurement as the basis for our incentive compensation plans best aligns the interests of our named executive officers with the interests of our shareholders.
Annually increasing EPS target performance levels
The HR Committee has continued to set increasingly challenging EPS target performance levels under the Incentive Plan each fiscal year, as demonstrated by increasing such target performance levels on average by 9% per year over the last three fiscal years. Such target performance levels have also continued to be within the range of announced EPS guidance provided to the public in November of each year.

Performance Levels and Achievement
The following table summarizes the performance levels and actual performance level attainment under the Incentive Plan for fiscal 2023:

Performance Level	Annual EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$5.70	No award
Threshold	$5.70	50%
Target	$6.00	100%
Actual EPS	$6.10	133%
Maximum	$6.30	200%

40	Atmos Energy

Compensation Discussion & Analysis
Since the actual EPS performance level attained was between the target of $6.00 per share and maximum of $6.30 per share, straight-line interpolation was used to compute the percentage of the target award earned. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2023, the HR Committee did not use its discretion to make negative adjustments to any awards for any of our executive officers. However, the HR Committee does place a limit under certain conditions on the amount of earned awards for all our executive officers. If the Company’s TSR during any fiscal year is negative, the earned award for each officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not applicable for the fiscal 2023 performance period since the Company’s TSR was positive for such performance period.
Awards under the Incentive Plan are paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, under the terms of the Incentive Plan, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their final earned awards to time-lapse RSUs with three-year cliff vesting, with a premium equal to 20% of the amount converted, such that the value of time-lapse RSUs received will equal 120% of the value of the final earned award, and with such units being awarded under our LTIP. Each named executive officer elected to receive 100% cash for his or her fiscal 2023 Incentive Plan award.
Long-Term Incentive Compensation
The HR Committee grants awards under our LTIP each fiscal year that are structured with 50% of the targeted long-term value in the form of three-year performance-based RSUs (measured by cumulative EPS over the three-fiscal year period) and with the remaining 50% in the form of time-lapse RSUs with three-year cliff vesting. The HR Committee bases the actual number and value of awards granted primarily on the competitive compensation benchmarking of grants made by the companies in our proxy peer group, as discussed below.
TIME-LAPSE RSUs

•Alignment with shareholders
•Facilitates share ownership
•Strong retention vehicle
PERFORMANCE-BASED RSUs

•Tied to achievement of long-term operational objectives
•Alignment with shareholders
•Facilitates share ownership
•Strong retention vehicle
2023 Performance-Based RSU Grants (2023-2025 awards)
At its meeting in November 2022, the HR Committee also established the threshold, target and maximum performance levels of cumulative EPS upon which performance-based RSUs awards would be based for the fiscal 2023-2025 performance period, along with the corresponding percentages of target awards. The three-fiscal year cumulative EPS target performance level was based on the same factors utilized by the HR Committee for our Incentive Plan described above. The HR Committee then awarded grants to the named executive officers at its meeting in May 2023, which were later ratified by the Board, of performance-based RSUs for the fiscal 2023-2025 performance period. The following table shows the three-year performance criteria for such period.

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$18.33	No award
Threshold	$18.33	50%
Target	$19.29	100%
Maximum	$20.25	200%

2024 Proxy Statement	41

Compensation Discussion & Analysis
2021 Performance-Based RSUs Grants (2021-2023 awards)
The 2021 performance-based RSUs awarded in May 2021 were also based on the Company’s three year cumulative EPS performance for the 2021 through 2023 fiscal years. The HR Committee has also historically set increasingly challenging cumulative three-fiscal year EPS target performance levels each year. The HR Committee believes this EPS performance is in alignment with the Company’s shareholder return performance over that same time period. The following table summarizes the performance levels and actual performance attainment levels for the fiscal 2021-2023 performance-based RSUs.

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$15.21	No award
Threshold	$15.21	50%
Target	$16.01	100%
Maximum	$16.81	200%
Actual Performance	$16.82	200%
Since the actual performance level attained over the performance period was $16.82 per share, each named executive officer earned 200% of their target award. The awards were paid in the form of shares of Company stock issued in November 2023 with the named executive officers also receiving accumulated cash dividend equivalents over the three-fiscal year performance period on such awards. As with the payout of Incentive Plan awards, if the Company’s TSR during the performance period is negative, the earned award for each such officer for such performance period will be limited to the amount earned at the target level of performance. This limitation was not applicable for the 2021-2023 performance period since the Company’s TSR was positive for such performance period.
Retirement Benefits
All our current named executive officers, other than Ms. Hartsfield and Mr. Robbins, participate in our Pension Account Plan (“PAP”), which is a qualified, cash balance defined benefit pension plan.
Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2023,” beginning on page 47, would be considered eligible compensation in determining benefits. See the discussion under “Pension Account Plan” on page 52, for more information about this plan.
In addition, all our named executive officers participate in our Retirement Savings Plan (“RSP”), which is a qualified defined contribution plan. Any named executive officer who joined the Company after September 30, 2010, would not be eligible to participate in the PAP. However, in lieu thereof, he or she would receive a fixed annual Company contribution (“FACC”) which is equal to 4% of his or her eligible earnings to the RSP. Ms. Hartsfield and Mr. Robbins receive this FACC. See the discussion under “Retirement Savings Plan” on page 52 for more information about this plan.
Mr. Akers also participates in the Supplemental Executive Retirement Plan (“SERP”), which provides additional retirement benefits (as well as supplemental disability and death benefits). Since he has participated in the plan for at least two years and has attained the age of 55, he is entitled to a lump sum payment under the SERP. The lump sum payment is the actuarial equivalent of an annual supplemental pension in an amount that, when added to the annual retirement amount payable to him under the PAP, equals 60% of his total cash compensation, which is generally his last annual base salary and the amount of his last award under the Incentive Plan, subject to reductions for retirement prior to age 62.
Mr. Forsythe, Ms. Hartsfield, Mr. McDill, and Mr. Robbins participate in the Account Balance SERP, which is a non-qualified account based plan, under which the Company currently provides an annual contribution of 25% of the participant’s total annual earnings (base salary and incentive payment under our Incentive Plan) into a notional supplemental retirement account, as well as provides supplemental disability and death benefits.
The HR Committee believes that these retirement benefits are an important component of Total Rewards and are required to ensure that our overall executive compensation package remains competitive with executive compensation packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 52, for more information on our retirement benefits.

42	Atmos Energy

Compensation Discussion & Analysis
Change in Control Severance Benefits
We have severance agreements in place with each of our named executive officers to provide certain severance benefits to them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 54). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total cash compensation (annual base salary and the higher of the last annual award under the Incentive Plan or the average of the three highest annual awards received under such plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC, as applicable, and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP.
In addition, each named executive officer would be paid (i) an amount that is generally actuarially equivalent to an additional 36 months of health and welfare benefits and (ii) an amount that is actuarially equivalent to 36 months of accident and life insurance coverage, along with disability coverage. If the total of such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Internal Revenue Code (“IRC”), the named executive officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payment under the agreement, each named executive officer may elect to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying the excise tax penalties imposed on such “excess parachute payments.”
The HR Committee believes that providing severance protection to our named executive officers following a change in control is a key component to ensuring that our executive compensation program remains competitive and that our named executive officers remain engaged before and during any potential change in control transaction.
Compensation Decision Process
Key Considerations and Say-on-Pay Results
We do not have any individual compensation policies or plans that are not applied consistently to all our named executive officers. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below. In addition, in determining executive compensation, the HR Committee and our Board considered the results of our most recent shareholder advisory vote on executive compensation at our February 8, 2023, meeting of shareholders. Our shareholders approved the compensation of our named executive officers for fiscal 2022, with over 93% of the shares voted in favor of such compensation. Accordingly, the HR Committee and our Board decided to continue to adhere to its pay-for-performance philosophy and did not materially change our executive compensation programs and policies over the last fiscal year as a result of the most recent shareholders’ advisory vote on executive compensation. However, the HR Committee and Board will continue to review our executive compensation program each year and will consider the views of our shareholders and other developments during such review.
Competitive Executive Compensation Benchmarking
Like all major corporations, we operate in a competitive environment for talented executives. In November 2022, Meridian Compensation Partners, LLC (“Meridian”), the HR Committee’s independent compensation consultant, provided the HR Committee with a review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2022. The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements and other public filings filed by companies in the proxy peer group. The companies in the proxy peer group were selected because they represent those companies considered by the HR Committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group for the following fiscal year are selected annually by the HR Committee after its review of the recommendation of and presentation by its independent compensation consultant, which selection is then reviewed and approved by the Board. Below is our peer group for fiscal 2023, which remained the same as the peer group for fiscal 2022.

2024 Proxy Statement	43

Compensation Discussion & Analysis

Fiscal 2023 Peer Group

Alliant Energy Corporation Ameren Corporation Black Hills Corporation CenterPoint Energy, Inc. CMS Energy Corporation Evergy, Inc. National Fuel Gas Company	NiSource Inc. OGE Energy Corp. ONE Gas, Inc. Southwest Gas Holdings, Inc. Spire Inc. WEC Energy Group, Inc. Xcel Energy Inc.

The annual revenues shown below for the companies in our proxy peer group are for the most recent fiscal year reported. The market capitalizations shown below are as of June 30, 2023.

Revenues ($ Million)
Market Capitalization ($ Million)
To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered, on a limited basis, executive compensation benchmarking data from the latest Willis Towers Watson U.S. CDB Energy Services Executive Compensation Survey (“energy services industry survey”) compiled by Meridian. The companies in this survey include companies in the natural gas, nuclear and electric utilities industries. To adjust for size differences, Meridian employed a statistical analysis (single regression) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from such survey. The HR Committee also reviewed compensation data from broader energy industry and general industry surveys compiled by Meridian, as an additional reference point that reflects broader pay practices.
Using primarily the proxy peer group compensation analysis, as well as limited supplemental data from the energy services industry survey, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (target total cash compensation plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed with reference to the Company’s desired competitive compensation positioning.

44	Atmos Energy

Compensation Discussion & Analysis
Roles and Responsibilities
Independent Compensation Consultant
The HR Committee has sole authority for the appointment, compensation and oversight of its independent compensation consultant. The HR Committee retained Meridian as its independent compensation consultant to assist with its responsibilities related to the Company’s compensation program for its named executive officers and non-employee directors. The HR Committee directed its independent compensation consultant to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. The independent compensation consultant assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors of the Company, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities of Company executive officers relative to competitive practices. The independent compensation consultant also advised the HR Committee on emerging trends and developments in executive compensation, provided recommendations regarding the Company’s executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans.
The independent compensation consultant attended all three HR Committee meetings held in fiscal 2023. Based on policies and procedures implemented by the HR Committee and by its independent compensation consultant to ensure the objectivity and independence of the individual executive compensation consultants for Meridian, the HR Committee believes that the consulting advice it received during the fiscal year from its consultants was objective, not influenced by any other relationships its consultants had with the Company and raised no conflicts of interest. In making this determination, the HR Committee also assessed the independence factors set forth in applicable SEC regulations and rules, NYSE corporate governance standards, and other facts and circumstances, and it concluded that the retention of Meridian and its individual executive compensation consultants raised no conflicts of interest.
Management’s Role in Setting Named Executive Officer Compensation
The HR Committee and Mr. Akers met with representatives of Meridian at the beginning of fiscal 2023 to review and discuss the compensation of all other named executive officers. However, at no time did Mr. Akers meet with representatives of Meridian or otherwise participate in HR Committee discussions regarding his own compensation. For fiscal 2023, Mr. Akers recommended to the HR Committee compensation for the other named executive officers, while Meridian provided to the HR Committee general guidance and competitive compensation data for Mr. Akers.
Mr. Akers may be present during a portion of the HR Committee’s meetings on executive compensation. However, Mr. Akers (along with any other named executive officers in attendance at HR Committee meetings), are excused when the compensation of such named executive officers is discussed and decisions regarding their compensation are reached by the HR Committee. All decisions by the HR Committee concerning all forms of executive compensation to be paid to the President and CEO and the other named executive officers are approved by the Board.
Compensation Risk Assessment
The HR Committee reviews our compensation programs to ensure that they do not encourage unnecessary risk taking and instead encourage behaviors that support sustainable value creation. In 2023, the HR Committee, with the assistance of Meridian, reviewed the Company’s compensation programs for employees, including the named executive officers. The HR Committee believes the following factors reduce the likelihood of excessive risk-taking:
•The Company’s compensation programs are heavily weighted to long-term incentive awards, which are tied to shareholder value and have extended overlapping vesting periods (3 years) which allow for long-term ownership;
•The HR Committee reviews and approves goals at the beginning of each cycle;
•Total compensation features an effective balance of short- and long-term compensation components;
•The HR Committee has downward discretion in the annual incentive plan;
•Annual and long-term performance plan payments are capped at 200%;
•The Company’s change in control severance benefits fall within common norms and do not provide excessive incentive to seek a transaction;
•The Company has a robust clawback policy that applies to the annual Incentive Plan awards, time-lapse RSUs and performance-based RSUs; and
•The Company’s ownership guidelines, annual stock awards, and extended vesting provisions create sustained and consistent ownership stakes.
Accordingly, the HR Committee has determined that none of the Company’s incentive compensation plans encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.

2024 Proxy Statement	45

Compensation Discussion & Analysis
Compensation Policies and Practices
Executive Share Ownership Requirements
We also have share ownership guidelines for our named executive officers that require each named executive officer to hold a multiple of his or her base salary in shares of Company stock. The HR Committee believes that share ownership promotes better alignment of the interests of our management team members with those of our shareholders, and it monitors compliance with the ownership guidelines each year. Minimum ownership levels are as follows:

Position	Minimum Ownership Level
President and CEO	5X base salary value
Other Named Executive Officers	3X base salary value
Ownership Sources Included
•Direct or indirect ownership of Company stock •Unvested time-lapse RSUs
Clawback Policy
Our Board has adopted an executive compensation recoupment policy consistent with the requirements of Securities Exchange Act of 1934, as amended (the “Exchange Act”) Rule 10D-1 and the NYSE listing standards thereunder, to help ensure that incentive compensation is paid based on accurate financial and operating data, and the correct calculation of performance against incentive targets. Our policy addresses recoupment of amounts from performance-based awards paid to all corporate officers, including awards under the Incentive Plan and LTIP, in the event of a financial restatement to the extent that the payout for such awards would have been less, or in the event of fraud, or intentional, willful or gross misconduct that contributed to the need for a financial restatement.
Anti-Hedging and Pledging Policy
Our Insider Trading Policy prohibits our directors and employees (including officers) from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company stock including engaging in short sales or trading in options, puts, calls, or other derivative instruments related to Company stock or debt. The policy also prohibits directors and executive officers from pledging Company stock, borrowing against an account in which Company stock is held, or trading Company stock on margin.
Human Resources Committee Report
The HR Committee has the responsibility for reviewing and recommending to the full Board, the Company’s executive compensation program. The HR Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the HR Committee has met, reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this proxy statement.
Respectfully submitted by the members of the Human Resources Committee:
Richard K. Gordon, Chair
John C. Ale
Kelly H. Compton
Richard A. Sampson
Diana J. Walters

46	Atmos Energy

Named Executive Officer Compensation and Related Matters

Summary of Cash and Other Compensation
The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2023:
Summary Compensation Table for Fiscal Year 2023(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
J. Kevin Akers	2023	1,035,577	3,836,071	1,518,808	1,699,356	14,550	8,104,362
President and Chief Executive Officer	2022	976,923	2,523,433	1,325,782	—	13,424	4,839,562
	2021	900,077	2,957,744	900,077	1,696,678	12,738	6,467,314
Christopher T. Forsythe	2023	534,731	903,810	499,069	99,756	260,841	2,298,207
Senior Vice President and Chief Financial Officer	2022	510,631	776,964	450,435	—	221,069	1,959,099
	2021	492,231	910,712	319,950	86,730	212,622	2,022,245
Karen E. Hartsfield	2023	473,880	640,863	379,095	46,518	243,263	1,783,619
Senior Vice President, General Counsel, and Corporate Secretary	2022	452,523	567,433	368,471	35,537	205,901	1,629,865
	2021	434,308	665,441	260,585	26,163	196,296	1,582,793
John S. McDill(f)	2023	457,725	640,863	366,171	76,763	217,959	1,759,481
Senior Vice President, Utility Operations	2022	437,096	567,433	355,910	—	178,935	1,539,374
J. Matt Robbins	2023	357,642	640,863	286,106	43,447	189,930	1,517,988
Senior Vice President, Human Resources	2022	341,523	567,433	278,089	34,786	163,076	1,384,907
	2021	328,437	665,441	197,062	27,325	154,010	1,372,275
(a)No bonus amounts, as defined by applicable SEC rules and regulations, were paid and no stock options were awarded to any named executive officers in fiscal years 2023, 2022 or 2021.
(b)In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse RSUs granted during fiscal 2021-2023, along with performance-based RSUs granted during fiscal 2021-2023. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718 excluding any estimate of forfeitures related to service vesting conditions. The fair value of the performance-based RSUs on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (200% of the target) will be achieved during the performance period.

2024 Proxy Statement	47

Named Executive Officer Compensation and Related Matters

Name	Year	Stock Awards ($)
J. Kevin Akers	2023	5,754,107
	2022	3,785,149
	2021	2,957,744
Christopher T. Forsythe	2023	1,355,715
	2022	1,165,445
	2021	910,712
Karen E. Hartsfield	2023	961,294
	2022	851,149
	2021	665,441
John S. McDill	2023	961,294
	2022	851,149
J. Matt Robbins	2023	961,294
	2022	851,149
	2021	665,441
(c)The amounts shown for fiscal 2023 reflect the cash payments attributable to performance achieved at the level of 133% of target EPS in fiscal 2023 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2023 under our Incentive Plan, see “2023 Elements of Compensation,” beginning on page 39. Awards under the Incentive Plan are generally paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards to time-lapse RSUs, with a premium equal to 20% of the amount converted, with such units being awarded under our LTIP. Each named executive officer elected to receive 100% cash for his or her fiscal 2023 Incentive Plan award.
(d)The amounts shown reflect (i) interest earned on the Account Balance SERP, including above-market interest for Mr. Forsythe ($2,154), Ms. Hartsfield ($1,289), Mr. McDill ($895) and Mr. Robbins ($1,204), and (ii) the aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the “Retirement Plans Tables,” beginning on page 53. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2021, September 30, 2022, and September 30, 2023, measurement dates. The above-market interest is also included in the amounts shown in the “Aggregate Earnings in Last Fiscal Year” column of the “Non-Qualified Deferred Compensation Table for Fiscal Year 2023” on page 53.
(e)The components of “All Other Compensation” are reflected in the table below.
(f)Mr. McDill was appointed as Senior Vice President, Utility Operations, effective October 1, 2021. Mr. McDill was not a named executive officer until the 2022 fiscal year.
All Other Compensation for Fiscal Year 2023

Name	Company Contributions to Retirement Savings Plan ($)(a)	Company Contributions to Account Balance SERP ($)	Cost of Premiums for Company-Paid Term Life Insurance ($)	Financial Planning ($)(b)	Perquisites ($)(c)	Total ($)
J. Kevin Akers	12,931	—	1,619	—	—	14,550
Christopher T. Forsythe	12,931	246,291	1,619	—	—	260,841
Karen E. Hartsfield	26,131	210,588	1,619	4,925	—	243,263
John S. McDill	12,931	203,409	1,619	—	—	217,959
J. Matt Robbins	25,633	158,933	1,614	3,750	—	189,930
(a)Ms. Hartsfield and Mr. Robbins’s Company contributions to the RSP include the FACC.
(b)We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.
(c)No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2023.

48	Atmos Energy

Named Executive Officer Compensation and Related Matters
Grants of Plan-Based Awards
The following table shows the grants of equity and incentive plan-based awards to the named executive officers during fiscal 2023:
Grants of Plan-Based Awards for Fiscal Year 2023(a)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Kevin Akers
Incentive Plan	10/01/22	577,500	1,155,000	2,310,000	—	—	—	—	—
Time-Lapse RSUs	05/03/23	—	—	—	—	—	—	16,850	1,918,034
Performance-Based RSUs	05/03/23	—	—	—	8,425	16,850	33,700	—	1,918,034
Christopher T. Forsythe
Incentive Plan	10/01/22	189,762	379,525	759,049	—	—	—	—	—
Time-Lapse RSUs	05/03/23	—	—	—	—	—	—	3,970	451,905
Performance-Based RSUs	05/03/23	—	—	—	1,985	3,970	7,940	—	451,905
Karen E. Hartsfield
Incentive Plan	10/01/22	144,144	288,288	576,576	—	—	—	—	—
Time-Lapse RSUs	05/03/23	—	—	—	—	—	—	2,815	320,431
Performance-Based RSUs	05/03/23	—	—	—	1,408	2,815	5,630	—	320,431
John S. McDill
Incentive Plan	10/01/22	139,230	278,460	556,920	—	—	—	—	—
Time-Lapse RSUs	05/03/23	—	—	—	—	—	—	2,815	320,431
Performance-Based RSUs	05/03/23	—	—	—	1,408	2,815	5,630	—	320,431
J. Matt Robbins
Incentive Plan	10/01/22	108,787	217,574	435,148	—	—	—	—	—
Time-Lapse RSUs	05/03/23	—	—	—	—	—	—	2,815	320,431
Performance-Based RSUs	05/03/23	—	—	—	1,408	2,815	5,630	—	320,431
(a)No stock options were awarded to any named executive officer in fiscal 2023.
(b)The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary and target bonus opportunity. The plan provides that our named executive officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each such officer. The actual amounts received by the named executive officers in fiscal 2023 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2023,” beginning on page 47.
(c)The amounts reflect the performance-based RSUs granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2022), at which time the holder is entitled to receive a percentage of the performance-based RSUs granted, based on our cumulative EPS performance over the period October 1, 2022 to September 30, 2025, payable in shares of our common stock, plus dividend equivalents payable in stock or cash. The grant date fair market value on May 3, 2023 was $113.83 per share and the grant date fair value of the award is reflected at the target level of performance.
(d)The amounts reflect the time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.

2024 Proxy Statement	49

Named Executive Officer Compensation and Related Matters
Outstanding Equity Awards
The following table shows the outstanding equity awards held by the named executive officers at September 30, 2023:
Outstanding Equity Awards at 2023 Fiscal Year-End

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(b)
J. Kevin Akers	—	—	55,980	5,929,961
Christopher T. Forsythe	11,800	1,249,974	14,800	1,567,764
Karen E. Hartsfield	8,535	904,113	10,640	1,127,095
John S. McDill	—	—	10,640	1,127,095
J. Matt Robbins	8,535	904,113	10,640	1,127,095
(a)Represents time-lapse RSUs, which generally vest three years from the date of grant, as reflected in the next table. Because Mr. Akers and Mr. McDill are retirement eligible, their time-lapse RSUs are vested.
(b)Market value is based on the closing price of our common stock of $105.93, as reported on the NYSE Consolidated Tape on September 29, 2023.
(c)Represents performance-based RSUs, assuming maximum level of performance. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2023” table on page 49 for a discussion of the vesting terms of our performance-based RSUs. Based on our performance through September 30, 2023, performance-based RSUs, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” below.
Time-Lapse Restricted Stock Units Vesting Schedule

Name	05-04-24(a)	05-03-25(a)	05-03-26(a)	Total
J. Kevin Akers(b)	—	—	—	—
Christopher T. Forsythe	4,400	3,430	3,970	11,800
Karen E. Hartsfield	3,215	2,505	2,815	8,535
John S. McDill(b)	—	—	—	—
J. Matt Robbins	3,215	2,505	2,815	8,535
(a)The amounts represent time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.
(b)Because Mr. Akers and Mr. McDill are retirement eligible, their time-lapse restricted stock units are vested.
Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	09-30-24	09-30-25	Total
J. Kevin Akers	22,280	33,700	55,980
Christopher T. Forsythe	6,860	7,940	14,800
Karen E. Hartsfield	5,010	5,630	10,640
John S. McDill	5,010	5,630	10,640
J. Matt Robbins	5,010	5,630	10,640
(a)The amounts represent performance-based RSUs, assuming the maximum level of performance, which vest at the end of each applicable three-fiscal year performance period. Although these units vest at the dates indicated in the column heading, they are not available for distribution in the form of shares until the number of units earned based on the cumulative EPS amount for the performance period, along with dividend equivalents for the performance period payable in the form of cash or additional units, is finally determined and approved by the Board at its November meeting each year.

50	Atmos Energy

Named Executive Officer Compensation and Related Matters
Vested Common Stock
The following table sets forth the stock awards held by the named executive officers that vested during fiscal 2023:
Stock Vested for Fiscal Year 2023

	Stock Awards(a)
Name	Number of Shares Vested (#)(b)	Value Realized on Vesting ($)(c)
J. Kevin Akers	45,778	5,153,696
Christopher T. Forsythe	8,907	1,000,573
Karen E. Hartsfield	6,509	731,203
John S. McDill	6,055	682,075
J. Matt Robbins	6,509	731,203
(a)The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. The amounts reflected in this column are not reduced for the shares withheld.
(b)Includes shares that vested during fiscal 2023 attributable to time-lapse RSUs as well as performance-based RSUs at the actual level of performance for the fiscal 2021-2023 performance period. For Mr. Akers and Mr. McDill, also includes time-lapse RSUs granted in fiscal 2023 that vested due to their retirement eligibility.
(c)The value realized on vesting represents the fair market value of the shares received on the following dates: $117.92 on May 5, 2023, $113.00 on June 1, 2023, and $108.60 on November 8, 2023.

2024 Proxy Statement	51

Named Executive Officer Compensation and Related Matters
Retirement Plans
Pension Account Plan. Mr. Akers, Mr. Forsythe, and Mr. McDill participate in the Company’s PAP. Our PAP is a qualified, cash balance defined benefit pension plan under both the IRC and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under the PAP are not offset by Social Security benefits. Under the IRC, the annual compensation of each employee to be considered under our retirement plan for 2023 cannot exceed $330,000.
The amount of eligible earnings utilized under the PAP generally includes base salary earned, deferrals to the RSP and IRC Section 125 (“cafeteria plan”) reductions, while it excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense reimbursements. All participants may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2023,” beginning on page 47, would be considered eligible earnings in determining benefits, subject to applicable limitations under the IRC.
Retirement Savings Plan. The RSP is a qualified, defined contribution plan, which is intended to comply with Section 404(c) of ERISA. All employees are eligible to participate in the RSP immediately upon joining the Company. Investments may be made in shares of Company common stock or in a variety of other equity and fixed income investments offered by the RSP administrator. Employees may make pre-tax contributions to the RSP based on the amount of eligible earnings, which is composed generally of base salary, pre-tax contributions to the RSP and cafeteria plan reductions, but excludes any imputed income attributable primarily to Company-provided life insurance or financial planning services and all incentive compensation, as well as expense reimbursements. The Company matches a participant’s contribution up to 4% of eligible earnings. The Company also contributes a FACC to the RSP, which is equal to 4% of eligible earnings for all participants in the RSP who joined the Company after September 30, 2010, when new employees ceased to be eligible to participate in the PAP. Eligible participants begin receiving the FACC after one year of employment. Ms. Hartsfield and Mr. Robbins each received such a contribution in fiscal 2023. All participants are immediately vested in their contributions to the RSP and matching Company contributions. Participants are vested in the FACC component of their RSP account balances after three continuous years of employment.
Supplemental Executive Retirement Plans. Mr. Akers participates in the Company’s SERP, which provides retirement benefits (as well as supplemental disability and death benefits) to certain officers. The SERP provides that an officer who has participated in the SERP for at least two years and has attained age 55 is entitled to a lump sum payment. The lump sum payment is actuarially equivalent to an annual supplemental pension in an amount that, when added to their annual pension payable under the PAP, equals 60% of their compensation, subject to reductions for less than ten years of employment at the Company and for retirement prior to age 62. The SERP covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the SERP at the end of fiscal 2023 for Mr. Akers is $2,568,808.
Mr. Forsythe, Ms. Hartsfield, Mr. McDill, and Mr. Robbins participate in the Account Balance SERP, which is a non-qualified account based plan that provides an annual contribution of 25%, which percentage is established by the Board of Directors for participants who are members of the Company’s Management Committee, of the participant’s total annual earnings (base salary and incentive payment under our Annual Incentive Plan) into a notional supplemental retirement account. The Account Balance SERP is open only to employees of the Company selected by the Board, in its discretion, to participate in the plan. In addition to receiving an annual pay credit at the end of each calendar year in their account balance equal to a percentage of each participant’s total annual earnings, each participant receives an interest credit to participant’s account balance at the end of each plan year. A participant is eligible to receive a distribution of their supplemental benefit under the plan upon retirement, which is defined as a voluntary termination from employment with the Company that constitutes a separation from service after the participant has completed at least three years of participation in the plan and has attained age 55.

52	Atmos Energy

Named Executive Officer Compensation and Related Matters
Retirement Plan Tables
The tables below show the present value of accumulated benefits payable to each of the named executive officers under our PAP, SERP or Account Balance SERP, as applicable. See the discussion under “Pension Account Plan” above on page 52, and “Supplemental Executive Retirement Plans,” above on page 52, for more information on these plans.
Pension Benefits Table for Fiscal Year 2023

Retirement age:	(a) 65, or current age if later, for the PAP (b) 62, or current age if later, for the SERP
Discount Rates:
Pension Account Plan	6.10%
Supplemental Executive Retirement Plan	6.17%
Postretirement mortality:
Annuities:	Pri-2012 White Collar Annuitant Table Projected Generationally from 2012 using Scale MP-2021
Lump Sums:	Use of the applicable mortality table, as defined in IRC Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
J. Kevin Akers(a)	Pension Account Plan	32.08	758,363	—
	Supplemental Executive Retirement Plan	20.83	18,134,066	—
Christopher T. Forsythe(b)	Pension Account Plan	20.27	329,477	—
John S. McDill(b)	Pension Account Plan	36.45	570,337	—
(a)Mr. Akers is eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.
(b)Mr. Forsythe and Mr. McDill were eligible for early commencement of an immediate PAP benefit as of September 30, 2023.
Non-Qualified Deferred Compensation Table for Fiscal Year 2023

Name	Plan Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year(a)	Aggregate Earnings in Last Fiscal Year(b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Christopher T. Forsythe(c)	Account Balance Supplemental Executive Retirement Plan	—	246,291	77,777	—	1,895,466
Karen E. Hartsfield(c)	Account Balance Supplemental Executive Retirement Plan	—	210,588	46,518	—	1,177,654
John S. McDill(c)	Account Balance Supplemental Executive Retirement Plan	—	203,409	32,303	—	855,608
J. Matt Robbins(c)	Account Balance Supplemental Executive Retirement Plan	—	158,933	43,447	—	1,074,958
(a)Amounts reported in this column represent employer contributions under the Account Balance SERP. These amounts are also reported in the Summary Compensation Table under All Other Compensation.
(b)The amounts attributable to above-market interest on non-qualified deferred compensation in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table and identified in footnote (d) to that table are also included in this column.
(c)Upon attainment of age 55, Mr. Forsythe, Ms. Hartsfield, and Mr. Robbins will be eligible for an immediate distribution of their Account Balance SERP account balance. Mr. McDill is eligible for an immediate distribution of his Account Balance SERP account balance.

2024 Proxy Statement	53

Named Executive Officer Compensation and Related Matters
Change in Control Severance Agreements
We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of certain terminations of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, each such named executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between such named executive officer and the Company.
The severance agreement for each such named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total compensation (annual base salary and the higher of the last award under the Incentive Plan or the average of the three highest awards under such plan, whether or not consecutive) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP or the FACC (as applicable) and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under IRC Section 4980B (COBRA), for a period of 18 months following the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits (based on the benefits in effect for such officer at the time of the change in control) for a period of 36 months from their date of termination.
However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or their employment is terminated due to retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment above. Further, if an executive officer voluntarily terminates their employment other than for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment above. The Company is not responsible for the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. However, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the IRC, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer or to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying any such excise tax penalties imposed.
For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:
•on the date any person acquires ownership of common stock, that together with stock already held by such person, results in the person having beneficial ownership of 50% or more of the total fair market value or total voting power of our common stock;
•on the date that a person acquires, or has acquired over a 12-month period, ownership of our common stock possessing 30% or more of the total voting power of our stock;
•on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or
•on the date that a person acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition, at least 40% of the total gross fair market value of our assets, as measured immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50% of the total value or voting power of our common stock before such acquisition.
Potential Payments Upon Termination or Change in Control
Payments Made Upon Any Termination. Regardless of the way a named executive officer’s employment is terminated, he or she is entitled to receive the following amounts earned during his or her term of employment, subject to the additional restrictions discussed below under “Payments Made Upon Termination for Cause.” Such amounts include:
•amount of accrued but unpaid base salary;
•amounts contributed under, or otherwise vested in our RSP; and
•amounts accrued and vested through our PAP and SERP or Account Balance SERP.
Payments Made Upon Retirement. In the event of the retirement of a named executive officer (only Mr. Akers and Mr. McDill are eligible for retirement treatment described below), in addition to the items identified above, such named executive officer will be entitled to receive:
•a pro rata portion, at the end of the three-year performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the actual level of performance achieved during the period; and
•upon the termination of the restricted period, shares of stock equal to the number of time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment. Although settlement is delayed, if they have attained the age of 55 and completed 3 consecutive years of service with the Company, our Named Executive Officers vest in their time-lapse RSUs on the later of June 1 of the year in which the grant is made or the date of the grant.

54	Atmos Energy

Named Executive Officer Compensation and Related Matters
Payments Made Upon Death or Disability. In the event of the death or disability of a named executive officer, in addition to the benefits listed above under “Payments Made Upon Any Termination,” the named executive officer or designated beneficiary will be entitled to receive:
•a pro rata portion, based on the number of months completed of such performance period, at the time of such termination, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the target level of performance for the period;
•shares of our common stock equal to the number of cumulative time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and
•payments under the Company’s life insurance plan or benefits under the Company’s disability plan, as appropriate.
Payments Made Upon Voluntary Termination or Termination Without Cause. In the event of a voluntary termination or termination without cause for Mr. Forsythe, Ms. Hartsfield, or Mr. Robbins (except for a termination without cause due to a general reduction in force or the specific elimination of a named executive officer’s position, in which case the benefits would be substantially equivalent to those described under “Payments Made Upon Death or Disability”), no equity or retirement benefits would be payable to these named executive officers since they are not yet eligible for retirement.
Payments Made Upon Termination for Cause. The benefits for a termination for cause are substantially equivalent to the benefits described above under “Payments Made Upon Any Termination,” except that for all the named executive officers, no benefit under the SERP or Account Balance SERP would be payable. In addition, all outstanding grants of time-lapse RSUs and performance-based RSUs, as well as any unvested FACC under the RSP, would be forfeited by all named executive officers.
Payments Made Upon a Change in Control. As discussed above in “Change in Control Severance Agreements,” beginning on page 54, we have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of a termination without “cause” or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, under the “best net” approach, the Company is not liable for the tax gross-up payments on behalf of those individuals whose severance payments would trigger excise tax penalties. In the tables below under the heading “Termination Upon/Following Change in Control,” we assume the named executive officers would receive the full amount of the severance benefits and pay any related excise tax penalties. The severance agreement for each such named executive officer provides that the Company will pay such named executive officer a lump sum severance payment as described in “Change in Control Severance Agreements,” beginning on page 54.
Potential Post-Employment Payment Tables. The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability, retirement, termination for cause, or termination of employment upon or following a change in control. There are no separate columns presented below showing amounts payable in the event of either a voluntary termination or a termination without cause since such amounts would be substantially equivalent to the amounts shown under Termination Upon Retirement. The amounts shown below assume that such termination was effective as of September 30, 2023, and are estimates of the amounts which would be paid out to the executives upon such termination. The amounts shown below with respect to accelerated equity assume a value based on the closing price of our common stock of $105.93, as reported on the NYSE Consolidated Tape on September 29, 2023. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
J. Kevin Akers
Cash Severance	—	—	—	—	6,422,020
Equity
Time-Lapse Restricted Stock Units	4,478,720	4,478,720	4,478,720	4,478,720	4,478,720
Performance-Based Restricted Stock Units	3,865,810	3,865,810	3,865,810	—	3,865,810
Total	8,344,530	8,344,530	8,344,530	4,478,720	8,344,530
Retirement Benefits
Pension Account Plan	805,882	899,039	805,882	805,882	915,124
Supplemental Executive Retirement Plan	21,655,504	20,557,366	20,933,850	—	21,605,991
Retirement Savings Plan	2,089,914	2,089,914	2,089,914	2,089,914	2,127,233
Total	24,551,300	23,546,319	23,829,646	2,895,796	24,648,348
Other Benefits
Health & Welfare	—	—	—	—	54,692
Total	32,895,830	31,890,849	32,174,176	7,374,516	39,469,590

2024 Proxy Statement	55

Named Executive Officer Compensation and Related Matters

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
Christopher T. Forsythe
Cash Severance	—	—	—	—	2,603,118
Equity
Time-Lapse Restricted Stock Units	1,249,974	1,249,974	—	—	1,249,974
Performance-Based Restricted Stock Units	1,043,984	1,043,984	—	—	1,043,984
Total	2,293,958	2,293,958	—	—	2,293,958
Retirement Benefits
Pension Account Plan	391,413	582,153	391,413	391,413	473,627
Account Balance SERP	1,895,466	1,895,466	—	—	1,895,466
Retirement Savings Plan	1,336,617	1,336,617	1,336,617	1,336,617	1,373,936
Total	3,623,496	3,814,236	1,728,030	1,728,030	3,743,029
Other Benefits
Health & Welfare	—	—	—	—	33,397
Total	5,917,454	6,108,194	1,728,030	1,728,030	8,673,502

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
Karen E. Hartsfield
Cash Severance	—	—	—	—	2,148,938
Equity
Time-Lapse Restricted Stock Units	904,113	904,113	—	—	904,113
Performance-Based Restricted Stock Units	752,310	752,310	—	—	752,310
Total	1,656,423	1,656,423	—	—	1,656,423
Retirement Benefits
Pension Account Plan	—	—	—	—	—
Account Balance SERP	1,177,654	1,177,654	—	—	1,177,654
Retirement Savings Plan	420,589	420,589	420,589	420,589	495,227
Total	1,598,243	1,598,243	420,589	420,589	1,672,881
Other Benefits
Health & Welfare	—	—	—	—	45,443
Total	3,254,666	3,254,666	420,589	420,589	5,523,685

56	Atmos Energy

Named Executive Officer Compensation and Related Matters

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
John S. McDill
Cash Severance	—	—	—	—	2,075,678
Equity
Time-Lapse Restricted Stock Units	733,036	733,036	733,036	733,036	733,036
Performance-Based Restricted Stock Units	752,310	752,310	752,310	—	752,310
Total	1,485,346	1,485,346	1,485,346	733,036	1,485,346
Retirement Benefits
Pension Account Plan	618,360	755,111	618,360	618,360	740,225
Account Balance SERP	855,608	855,608	855,608	—	855,608
Retirement Savings Plan	861,701	861,701	861,701	861,701	899,020
Total	2,335,669	2,472,420	2,335,669	1,480,061	2,494,853
Other Benefits
Health & Welfare	—	—	—	—	39,739
Total	3,821,015	3,957,766	3,821,015	2,213,097	6,095,616

	Termination Upon Death ($)	Termination Upon Disability ($)	Termination Upon Retirement ($)	Termination For Cause ($)	Termination Upon/ Following Change in Control ($)
J. Matt Robbins
Cash Severance	—	—	—	—	1,621,823
Equity
Time-Lapse Restricted Stock Units	904,113	904,113	—	—	904,113
Performance-Based Restricted Stock Units	752,310	752,310	—	—	752,310
Total	1,656,423	1,656,423	—	—	1,656,423
Retirement Benefits
Pension Account Plan	—	—	—	—	—
Account Balance SERP	1,074,958	1,074,958	—	—	1,074,958
Retirement Savings Plan	530,163	530,163	530,163	530,163	604,801
Total	1,605,121	1,605,121	530,163	530,163	1,679,759
Other Benefits
Health & Welfare	—	—	—	—	54,493
Total	3,261,544	3,261,544	530,163	530,163	5,012,498
In the tables above, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of the termination scenarios. In each scenario, there are differences in how equity, retirement, and health and welfare benefits are determined. The discussion below provides more specific information on the retirement benefits under each of the various scenarios as well as the health and welfare benefits payable only in the event of a termination of a named executive officer following a change in control.
Termination Upon Death. The SERP benefit is the sum of the following:
•two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;
•a life annuity benefit of 50% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse; and
•a temporary life annuity benefit of 25% of final average earnings (base salary plus annual payment under the Incentive Plan) payable to dependent children until children reach the age of 18 years.
In addition, the following benefits are payable at a termination upon death:
•the Account Balance SERP plan benefit is equal to the account balance at the time of death;
•the PAP plan benefit is equal to the account balance at the time of death; and
•the RSP plan benefit is equal to the account balance at the time of death.

2024 Proxy Statement	57

Named Executive Officer Compensation and Related Matters
Termination Upon Disability. The SERP benefit is the sum of the following:
•a monthly benefit based on 60% of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with the net benefit payable as a temporary benefit until the age of 65 years; and
•regular retirement benefit, as described below in “Termination Upon Retirement,” payable at the age of 65 years.
In addition, the following benefits are payable at a termination upon disability:
•the Account Balance SERP plan benefit is equal to the account balance at the time of disability;
•the PAP plan benefit is equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and
•the RSP plan benefit equal to the account balance at the time of disability.
Termination Upon Retirement. At September 30, 2023, only Mr. Akers and Mr. McDill were eligible for retirement. The SERP benefit at retirement is the lump sum benefit based on a target benefit of 60% of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP which would be reduced if retirement were to occur prior to age 62 or if the service period at the Company were less than ten years. In addition, the following benefits are payable at retirement:
•the Account Balance SERP plan benefit is equal to the account balance at the time of retirement;
•the PAP plan benefit is equal to the account balance at the time of retirement; and
•the RSP plan benefit is equal to the account balance at the time of retirement.
Termination Upon Change in Control. The SERP benefit upon termination following a change in control is equal to the same retirement benefits described above with respect to “Termination Upon Retirement,” with the following additional provisions:
•there is no reduction applied to the earned benefit in the event that the named executive officer has less than 10 years of service;
•there is no reduction applied to the earned benefit for early commencement prior to age 62; and
•the named executive officer is immediately vested in the accrued benefit.
In addition, the following benefits are payable upon termination following a change in control:
•the Account Balance SERP plan benefit is equal to the account balance at the time of termination pursuant to a change in control;
•the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and
•the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions and three years of service credits for the FACC, if applicable.
Health and Welfare Benefits. The Company provides supplemental benefits in the form of health and welfare benefits only in the event of the termination of a named executive officer following a change in control. The supplemental health and welfare benefits reported in the “Potential Post-Employment Payment Tables” above, beginning on page 55, represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under COBRA for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from their date of termination, equal to such benefits in effect for the officer at the time of the change in control.

58	Atmos Energy

Named Executive Officer Compensation and Related Matters
CEO Pay Ratio
Our chief executive officer (“CEO”) to median employee pay ratio is calculated in accordance with SEC rules and requirements. The annual total compensation of our President and Chief Executive Officer, as reported in the Summary Compensation Table for fiscal 2023 was $8,104,362. The annual total compensation of our median employee (the “Median Employee”), following the same methodology used in computing the annual total compensation of our CEO, was $91,592. The ratio of the annual total compensation of our President and Chief Executive Officer to the annual total compensation of our Median Employee was 88 to 1.

CEO Pay Ratio
Median employee total compensation	$91,592
CEO total compensation	$8,104,362
Ratio of CEO to Median employee compensation	88:1
In determining the annual total compensation of our Median Employee, we used the following methodology:
•We selected July 1, 2023 as the determination date used to reflect our Company’s employee population during fiscal 2023, which date is within three months of the end of fiscal 2023 on September 30, 2023.
•To identify the Median Employee as of July 1, 2023, we utilized the total compensation (base salary, overtime/shift pay and all incentive compensation earned) of all our employees, excluding our CEO, as of that date for the 12-month period from July 2022 through June 2023, as a consistently applied compensation measure, with the following refinements:
•We annualized the compensation of any individuals who were employed for less than the full 12-month period.
•We did not include the value of any equity awards in determining the Median Employee.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

2024 Proxy Statement	59

Named Executive Officer Compensation and Related Matters
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between "compensation actually paid" to our CEO and to our other NEOs and certain financial performance of the Company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. For further information concerning the Company’s Total Rewards strategy and how the Company aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis,” beginning on page 34.
Pay versus Performance Table

Year(1)	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO(2)	Average Summary Compensation Table Total for Other NEOs	Average Compensation Actually Paid to Other NEOs(3)	Value of Initial Fixed $100 Investment Based on Company TSR(4)	Value of Initial Fixed $100 Investment Based on Peer Group TSR(5)	Net Income (in millions)(6)	Company Selected Measure: Diluted EPS(7)
2023	$8,104,362	$6,531,772	$1,839,824	$1,857,435	$106.66	$94.62	$885.9	$6.10
2022	$4,839,562	$6,608,571	$1,628,311	$2,119,485	$118.45	$105.58	$774.4	$5.60
2021	$6,467,314	$4,568,698	$1,666,440	$1,614,393	$91.54	$95.82	$665.6	$5.12
(1)The CEO and other NEOs for the indicated years were as follows:
•For 2023 and 2022, our CEO was J. Kevin Akers and our other NEOs were Christopher T. Forsythe, Karen E. Hartsfield, John S. McDill, and J. Matt Robbins.
•For 2021, our CEO was J. Kevin Akers and our other NEOs were Christopher T. Forsythe, Karen E. Hartsfield, David J. Park, and J. Matt Robbins.
(2)Amounts reported in this column are based on total compensation reported for our CEOs in the Summary Compensation Table (“SCT”) for the indicated fiscal years and adjusted as shown in the table below.

	2023	2022	2021
Total Compensation for CEO as reported in the SCT for the covered year	$8,104,362	$4,839,562	$6,467,314
Deduct change in pension values reported in the SCT for the covered year	($1,699,356)	$0	($1,696,678)
Deduct grant date fair value of equity awards reported in the SCT for the covered year	($3,836,071)	($2,523,433)	($2,957,744)
Add pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	($3,619)	($1,242)	($1,032)
Add fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$2,023,730	$1,293,819	$1,294,156
Add fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$1,904,050	$1,291,237	$1,416,711
Add dividends paid on unvested time-lapse RSUs	$117,371	$90,930	$60,475
Add the change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$500,082	$1,386,830	($180,599)
Add the change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	($578,777)	$230,868	$166,095
Deduct the fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$0	$0	$0
Compensation Actually Paid to CEO	$6,531,772	$6,608,571	$4,568,698
Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.

60	Atmos Energy

Named Executive Officer Compensation and Related Matters
(3)Amounts reported in this column are based on the average of the total compensation reported for our other NEOs in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below.

	2023	2022	2021
Average Total Compensation for the Other NEOs as reported in the SCT for the covered year	$1,839,824	$1,628,311	$1,666,440
Deduct average change in pension values reported in the SCT for the covered year	($66,621)	($17,581)	($54,131)
Deduct average grant date fair value of equity awards reported in the SCT for the covered year	($706,600)	($619,816)	($726,759)
Add average pension value attributable to current year’s service and any change in pension value attributable to plan amendments made in the covered year	$10,569	$14,288	$12,931
Add average fair values as of the end of the covered year of all equity awards granted during the covered year that are outstanding and unvested as of the end of such covered year	$627,000	$532,696	$627,685
Add average fair value as of the vesting date of any awards granted in the covered year that vested during the covered year	$79,524	$72,589	$0
Add average dividends paid on unvested time-lapse RSUs	$25,624	$22,602	$23,142
Add average change in fair value (whether positive or negative) as of the end of the covered year of any equity awards granted in any prior year that are outstanding and unvested as of the end of such covered year	$154,242	$368,533	($88,740)
Add average change in fair value (whether positive or negative) as of the vesting date of any equity awards granted in any prior year for which all applicable vesting conditions were satisfied during the covered year	($106,127)	$117,863	$153,825
Deduct average fair value of any equity awards granted in a prior year that were forfeited in the covered year determined as of the end of the prior year	$0	$0	$0
Average Compensation Actually Paid to the Other NEOs	$1,857,435	$2,119,485	$1,614,393
Fair value of equity awards was computed in accordance with the Company’s methodology used for financial reporting purposes.
(4)Cumulative total shareholder return is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. For purposes of these amounts, the beginning of the measurement period is the last trading day before the 2021 fiscal year.
(5)Represents the weighted peer group TSR. The peer group used for this purpose is the Company’s proxy peer group as described in “Competitive Executive Compensation Benchmarking” above, and the companies that comprised such peer group for the 2021-2023 fiscal years were as follows:
•Alliant Energy Corporation
•Ameren Corporation
•Black Hills Corporation
•CenterPoint Energy, Inc.
•CMS Energy Corporation
•Evergy, Inc.
•National Fuel Gas Company
•NiSource Inc.
•OGE Energy Corp.
•ONE Gas, Inc.
•Southwest Gas Holdings, Inc.
•Spire Inc.
•WEC Energy Group, Inc.
•Xcel Energy Inc.
(6)Represents the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(7)In accordance with SEC rules, the Company is required to include in the Pay versus Performance table the “most important” financial performance measure (as determined by the Company) used to link compensation actually paid to our NEOs to Company performance for the most recently completed fiscal year. The Company determined EPS, which is a metric included in our incentive program, meets this requirement and therefore, we have included this performance measure in the Pay versus Performance table. EPS is as reflected in the Company’s audited financial statements for the applicable year.

2024 Proxy Statement	61

Named Executive Officer Compensation and Related Matters
Description of the Relationship between Compensation Actually Paid to our Named Executive Officers and Company Performance
The graphs below describe the relationship between compensation actually paid to our CEO and other NEOs (as calculated above) and our financial and stock performance for the indicated years.
The following graph compares the compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs with our EPS.
Compensation Actually Paid (CAP) versus EPS

¢	CAP to CEO	¢	CAP to Other NEOs	Diluted EPS
The following graph compares the compensation actually paid to our CEO, the average of the compensation actually paid to our other NEOs and the Company’s TSR performance. The graph also compares the Company’s TSR performance with the benchmarking peer group’s TSR performance. The Company’s and the benchmarking peer group’s TSR amounts assume that $100 was invested beginning on September 30, 2020, and assumes reinvestment of all dividends.
Compensation Actually Paid (CAP) versus Company TSR versus Peer Group TSR

¢	CAP to CEO	¢	CAP to Other NEOs	TSR	Peer Group TSR

62	Atmos Energy

Named Executive Officer Compensation and Related Matters
The following graph compares the compensation actually paid to our CEO and the average of the compensation actually paid to our other NEOs with our net income.
Compensation Actually Paid (CAP) versus Net Income

¢	CAP to CEO	¢	CAP to Other NEOs	Net Income (in millions)
Company’s Most Important Financial Performance Measures
The following are the most important financial performance measures (and non-financial performance measures), as determined by the Company, that link compensation actually paid to our NEOs to the Company’s performance or the most recently completed fiscal year.
•Diluted Earnings Per Share
•Total Shareholder Return
•Relative Total Shareholder Return

2024 Proxy Statement	63

Beneficial Ownership of Common Stock

Security Ownership of Certain Beneficial Owners
The following table lists the beneficial ownership with respect to each person known by us to be the beneficial owner of more than 5% of any class of our voting securities as of December 12, 2023:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	The Vanguard Group, Inc.(b) 100 Vanguard Blvd. Malvern, PA 19355	18,430,637	12.2%
Common stock	BlackRock, Inc.(c) 50 Hudson Yards New York, NY 10001	17,940,381	11.9%
Common stock	State Street Corporation(d) State Street Financial Center One Congress Street Boston, MA 02114	10,774,109	7.1%
Common stock	Aristotle Capital Management, LLC(e) 11100 Santa Monica Blvd., Suite 1700 Los Angeles, California 90025	9,519,883	6.3%
Common stock	Wellington Management Group LLP and certain affiliates(f) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	8,485,905	5.6%
(a)The percent of voting securities is based on the number of outstanding shares of our common stock as of December 12, 2023.
(b)Based on a Schedule 13G dated February 9, 2023, in which The Vanguard Group, Inc. reported that as of December 30, 2022, it had shared voting power over 263,213 shares, sole dispositive power over 17,775,446 shares, and shared dispositive power over 655,191 shares.
(c)Based on a Schedule 13G dated June 6, 2023, in which BlackRock, Inc. reported that as of May 31, 2023, it had sole voting power over 16,716,384 shares and sole dispositive power over 17,940,381 shares.
(d)Based on a Schedule 13G dated February 6, 2023, in which State Street Corporation reported that as of December 31, 2022, it had shared voting power over 9,473,899 shares and shared dispositive power over 10,757,973 shares.
(e)Based on a Schedule 13G dated February 14, 2023, in which Aristotle Capital Management, LLC reported that as of December 31, 2022, it had sole voting power over 8,517,884 shares and sole dispositive power over 9,519,883 shares.
(f)Based on a Schedule 13G dated February 14, 2023, in which each of Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP reported that as of December 30, 2022, it had shared voting power over 8,072,785 shares and shared dispositive power over 8,485,905 shares. Wellington Management Company LLP reported that as of December 30, 2022, it had shared voting power over 7,955,813 shares and shared dispositive power over 7,992,376 shares.

64	Atmos Energy

Beneficial Ownership of Common Stock
Security Ownership of Directors, Nominees, and Executive Officers
The following table lists the beneficial ownership of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our named executive officers, and all our directors and executive officers as a group as of December 12, 2023. Except as otherwise noted, the directors, nominees and executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)(a)		Percent (%) of Class(b)
J. Kevin Akers	132,065	(c)
John C. Ale	2,434	(d)
Kim R. Cocklin	199,972	(d)
Kelly H. Compton	13,248	(d)
Sean Donohue	7,419	(d)
Christopher T. Forsythe	47,795	(c)
Rafael G. Garza	18,377	(d)
Richard K. Gordon	78,839	(d)
Karen E. Hartsfield	23,191	(c)
John S. McDill	34,715	(c)
Nancy K. Quinn	68,814	(d)
J. Matt Robbins	21,691	(c)
Richard A. Sampson	36,522	(d)
Diana J. Walters	6,925	(d)
Frank Yoho	8,660	(d)
All directors, nominees and executive officers as a group (15 individuals)(b)(c)(d)	700,667		0.46%
(a)These shares of our common stock are owned directly by each listed person, including shares held in our RSP, and by members of his or her household and are held individually, jointly or pursuant to a trust agreement, an IRA or other type of arrangement.
(b)The percentage of shares beneficially owned by any individual does not exceed 1% of the class so owned.
(c)Includes vested time-lapse restricted stock units due to retirement eligibility in the following respective amounts: Mr. Akers, 42,280 units; and Mr. McDill, 6,920 units. Does not include unvested time-lapse restricted stock units in the following respective amounts: Mr. Forsythe, 11,800 units; Ms. Hartsfield, 8,535 units; and Mr. Robbins, 8,535 units.
(d)Includes cumulative number of share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Ale, 2,434 units; Ms. Compton,8,698 units; Mr. Donohue, 7,401 units; Mr. Garza, 18,377 units; Mr. Gordon, 68,839 units; Ms. Quinn, 68,814 units; Mr. Sampson, 27,659 units; Ms. Walters, 4,341 units; and Mr. Yoho, 5,660 units. Does not include unvested time-lapse restricted stock units in the following respective amounts: Mr. Cocklin, 1,367 units; Ms. Compton, 1,367 units; Mr. Sampson, 1,367 units; and Ms. Walters, 1,367 units.

2024 Proxy Statement	65

Information About the Annual Meeting

What are the details of the Annual Meeting?
Our 2024 annual meeting of shareholders will be held virtually by means of a webcast on Wednesday, February 7, 2024, at 9:00 a.m. Central Standard Time. There will be no physical meeting location.
Will the proxy materials be available on the internet?
To reduce costs and conserve resources, we send the majority of our shareholders a Notice Regarding the Availability of Proxy Materials (“Meeting Notice”) in lieu of a paper copy of our proxy materials. The Meeting Notice contains instructions to:
•Electronically access our proxy statement and our 2023 Annual Report to Shareholders and Form 10-K;
•Vote via the internet, by telephone, or by mail; and
•Receive a paper copy of our proxy materials by mail, if desired.
How do I access the webcast?
Access to the webcast will open approximately fifteen minutes prior to the start of the annual meeting to allow time for you to log in and test your computer audio system. We encourage you to access the meeting prior to the start time.
To attend and participate in the annual meeting, log in at www.virtualshareholdermeeting.com/ATO2024. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
Technicians will be available to assist you with any technical difficulties you may experience when trying to access the virtual meeting. If you experience any such difficulties, please call the support number posted on the virtual shareholder meeting login page at www.virtualshareholdermeeting.com/ATO2024.
How can we ask questions?
If you have a question pertaining to the business of the Annual Meeting, you must submit it in advance of the Annual Meeting by visiting www.virtualshareholdermeeting.com/ATO2024. Questions may be submitted until 6:00 p.m., Eastern Time, on February 1, 2024. You should have your proxy card or voting instruction form in hand when you access the website and follow the instructions. Each shareholder will be limited to no more than one question. Questions pertinent to the business of the Annual Meeting will be read aloud and answered, subject to time constraints, after the end of the business portion of the Annual Meeting.
Are there any other voting matters?
Proxy Information. On or about December 29, 2023, we began distributing to each shareholder entitled to vote at the annual meeting either (i) the Meeting Notice or (ii) this proxy statement, a proxy card, and our 2023 Annual Report. Shares represented by a properly executed and timely received proxy will be voted in accordance with instructions provided by the shareholder. If a properly executed and timely received proxy contains no specific voting instructions, the shares represented by any such proxy will be voted in accordance with the recommendations of the Board. Proxies are solicited by the Board.
Shareholders Entitled to Vote. Shareholders of record of our common stock at the close of business on the record date of December 12, 2023, are eligible to vote on the internet, by telephone, by mail, or at the virtual annual shareholder meeting using the unique control number assigned to him or her. On that date, 150,833,538 shares of common stock were outstanding. Each share of common stock entitles the holder to one vote on the items of business to be considered at the annual meeting. A list of our shareholders as of the record date will be available and may be inspected for a period of at least 10 days prior to the virtual annual meeting. If you wish to inspect the shareholder list, contact our Investor Relations Department at (972) 855-3729.
Vote Required for Items of Business. The presence, in person or by proxy, of holders of a majority of the Company’s outstanding shares of common stock is required to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes (explained below) are counted for purposes of determining the presence or absence of a quorum. Under Texas and Virginia law and the Company’s Articles of Incorporation and Bylaws, if a quorum is present at the meeting:
•Proposal One—nominees for election as directors will be elected to the Board if the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting cast votes “for” each such nominee;
•Proposal Two—ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2024 will be approved if the votes cast in favor exceed the votes cast in opposition; and
•Proposal Three—the advisory vote on the compensation of the named executive officers (“Say-on-Pay”) disclosed in the proxy statement will be approved if the votes cast in favor exceed the votes cast in opposition.

66	Atmos Energy

Information About the Annual Meeting

Abstentions and Broker Non-Votes. For Proposal One, abstentions will have the same effect as an against vote for each proposal at the meeting. For Proposals Two and Three, abstentions will have no effect on the voting outcome of such proposals. Broker non-votes will have no effect on the voting outcome of any item of business when a broker or share custodian is unable to vote on a proposal because the proposal is considered “non-routine” under NYSE rules and the beneficial owner of the shares does not provide voting instructions with respect to that proposal.
Brokers and other share custodians do not have discretion to vote on non-routine matters unless the beneficial owner of the shares has given explicit voting instructions. Consequently, if you do not give your broker or share custodian explicit voting instructions, your shares will not be voted on the election of directors or the advisory vote on executive compensation and your shares will instead be considered broker non-votes on each such item. The ratification of the selection of E&Y as our independent registered public accounting firm for 2024 is considered a routine matter and, as such, your broker or share custodian of record is entitled to vote your shares on such proposal in its discretion if you do not provide voting instructions on that item.
Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the annual meeting or by timely executing and delivering, by internet, telephone, or mail, or at the annual meeting, another proxy dated as of a later date.
Proxy Solicitation
All expenses of soliciting proxies will be paid by the Company. Proxies may be solicited personally, or by telephone, mail, email or the internet, by employees or directors of the Company, but the Company will not pay any compensation for such solicitations. The Company expects to pay fees of approximately $8,000 for assistance by Morrow Sodali LLC, 333 Ludlow Street, Stamford, CT 06902, in the solicitation of proxies. In addition, the Company will reimburse brokers, banks and other persons holding shares as nominees for their expenses related to sending material to their principals and obtaining their proxies.
Shareholder Proposals for the 2025 Annual Meeting
Rule 14a-8 Shareholder Proposals. If a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2025 Annual Meeting, under the rules of the SEC, the proposal must be received by the Corporate Secretary at our principal executive offices on or before the close of business on August 31, 2024 (the 120th day before the one-year anniversary date of the release of these proxy materials to shareholders). The submission of a shareholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

Advance Notice Shareholder Proposals or Nominations. The Company’s bylaws require advance notice for any business to be brought before a meeting of shareholders. For business, including director nominations, to be properly brought before the 2025 Annual Meeting by a shareholder, written notice of the shareholder proposal or director nomination must be received by the Corporate Secretary at our principal executive offices no earlier than the close of business on October 10, 2024 (the 120th day before the one-year anniversary date of the 2024 Annual Meeting) and no later than the close of business on November 9, 2024 (the 90th day before the one-year anniversary date of the 2024 Annual Meeting). The shareholder’s notice to the Corporate Secretary must comply with the Company’s bylaws, which include information required under Rule 14a-19.

Compliance with Universal Proxy Rules for Director Nominations. In addition to satisfying the requirements under our bylaws, if a shareholder intends to comply with the universal proxy rules and to solicit proxies in support of director nominees other than the Company’s nominees, the shareholder must provide a notice that sets forth the information required by Rule 14a-9 under the Exchange Act, which notice must be received by the Corporate Secretary at principal executive offices no later than December 9, 2024 (60 calendar days prior to the one-year anniversary date of the 2024 Annual Meeting).

2024 Proxy Statement	67

Information About the Annual Meeting
Annual Report
You may obtain a copy of our 2023 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2023, including the financial statements and notes thereto, free of charge on our website or by contacting us as noted below. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, or our 2023 Annual Report, please visit our website at www.atmosenergy.com, call Investor Relations at 972-855-3729 or mail your written request to Investor Relations, Atmos Energy Corporation, 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240.
Other Business
In the event that any matter not described herein is properly presented for a shareholder vote at the annual meeting, or any adjournment thereof, the persons named in the form of proxy will vote in accordance with their best judgment. At the time this proxy statement went to press, the Company knew of no other matters that might be presented for shareholder action at the annual meeting.
By Order of the Board of Directors,
Karen E. Hartsfield
Senior Vice President, General Counsel
and Corporate Secretary
Dallas, Texas
December 29, 2023

We encourage you to receive all proxy materials in the future electronically to help us save on printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card.

68	Atmos Energy

ATMOS energy

ATMOS ENERGY CORPORATION
C/0 BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 2, 2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATO2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 6, 2024 for shares held directly and by 11:59 p.m. Eastern Time on February 2, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V26657-P99964

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATMOS ENERGY CORPORATION

The Board of Directors recommends that you vote FOR the following listed nominees:

1. ELECTION OF DIRECTORS

Nominees:	**For**	**Against**	**Abstain**
1a. J. Kevin Akers	☐	☐	☐
1b. John C. Ale	☐	☐	☐
1c. Kim R. Cocklin	☐	☐	☐
1d. Kelly H. Compton	☐	☐	☐
1e. Sean Donohue	☐	☐	☐
1f. Rafael G. Garza	☐	☐	☐
1g. Richard K. Gordon	☐	☐	☐
1h. Nancy K. Quinn	☐	☐	☐
1i. Richard A. Sampson	☐	☐	☐
1j. Diana J. Walters	☐	☐	☐
1k. Frank Yoho	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2-3.	**For**	**Against**	**Abstain**
2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal 2024.	☐	☐	☐
3. Proposal for an advisory vote by shareholders to approve the compensation of the Company's named executive officers for fiscal 2023 ("Say-on-Pay").	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

The Notice and Proxy Statement and our Annual Report, including our Form 10-K, are available at *www.proxyvote.com*.

Please date, sign and mail your proxy card back as soon as possible!
Annual Meeting of Shareholders
ATMOS ENERGY CORPORATION
February 7, 2024

-Please Detach and Mail in Envelope Provided-

V26658-P99964

ATMOS ENERGY CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 7, 2024

The undersigned hereby appoints Karen E. Hartsfield and Ashley A. Burton, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held virtually at 9:00 a.m. Central Standard Time on February 7, 2024, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION TO THE BOARD AND FOR PROPOSALS 2 THROUGH 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustee of the Atmos Energy Corporation Retirement Savings Plan and Trust (“Plan”) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee, as trustee of the Plan (“Trustee”), to vote all shares of the common stock of Atmos Energy Corporation allocated to the undersigned’s account under the Plan (as shown on the reverse side) at the 2024 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote these shares as directed, provided your voting instructions are received over the Internet, by telephone or through the mail on your proxy card by 11:59 p.m. Eastern Time on February 2, 2024. All shares of Atmos Energy common stock for which the Trustee has not received timely instructions shall be voted or exercised by the Trustee in its best judgment. All voting instructions for shares held in the Plan shall be confidential. State Street Global Advisors Trust Company (“State Street”) is the independent fiduciary for purposes of ensuring the confidentiality of the Plan participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the Trustee to: Sydney Marzeotti, Vice President, State Street Global Advisors Trust Company, 1 Iron Street, Boston, MA 02210.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIRTUALLY YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side